As filed with the Securities and Exchange Commission on December 17, 2004
                                                     Registration No. 333-121398


                          U.S. SECURITIES AND EXCHANGE
                        COMMISSION Washington, D.C. 20549
                              --------------------
                                    Form SB-2
                                 Amendment No. 1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                         TIDELANDS OIL & GAS CORPORATION
                 (Name of small business issuer in its charter)
                              ---------------------


                                                      Nevada
               Nevada                      4922                  66-0549380
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                              ---------------------


1862 W. Bitters Rd                                   1862 W. Bitters Rd
San Antonio, TX 78248                                San Antonio, TX 78248
(210) 764-8642                                       (210) 764-8642
(Address and telephone number of                     (Address of principal place
principal executive office)                          of business)

                             Michael Ward, President
                               1862 W. Bitters Rd.
                              San Antonio, TX 78248

            (Name, address and telephone number of agent for service)
                          ----------------------------
                                   COPIES TO:
                                Counsel to Issuer
                             Gregory M. Wilson, Esq.
                              18610 East 32nd Ave.
                              Greenacres, WA 99016
                               Tel (509) 891-8373
                               Fax (509) 891-8382


                Approximate Date of Proposed Sale to the Public.
   As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                        1933, check the following box.|X|

                         CALCULATION OF REGISTRATION FEE

Title of Each Class of                Number of        Proposed          Proposed        Amount of
Securities to be Registered           Shares to be     Maximum           Maximum         Registration
                                      Registered(1)    Offering Price    Aggregate       Offering Fee(2)
                                                       Per Share(2)      Price(2)
----------------------------------    -------------    --------------    ------------    ---------------
Common Stock, $0.001 par value (3)    17,078,948       $ 0.67            $ 11,442,895    $ 1,449.80
Common Stock, $0.001 par value (4)    11,111,111       $ 0.67            $  7,444,444    $   943.20
Common Stock, $0.001 par value (5)    11,733,118       $ 0.67            $  7,861,189    $   996.00
Total Registration and Fee            39,923,177       $ 0.67            $ 26,748,528    $ 3,389.00(6)


(1) Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Warrants are also being registered to cover any adjustment resulting from stock splits, stock dividends or similar transactions. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) In accordance with Rule 457(c) , the aggregate offering price of shares of common stock of Tidelands is estimated solely for the purposes of calculating the registration fees payable pursuant hereto, as determined in accordance with Rule 457(c), using the average of the high and low sales price reported by the OTC Bulletin Board for the Common Stock on December 13, 2004, which was $0.67 per share.

(3) Represents the number of shares of our common stock to be sold issuable upon exercise of outstanding warrants at exercise prices ranging from $0.335 to $2.50 per share.

(4) Represents the maximum number of shares of our common stock to be sold issuable upon the conversion of outstanding 7% Convertible Debentures. This number of shares has been calculated based on the maximum number of shares issuable based on the "floor conversion price" of $0.45 per share.

(5) Represents shares of our common stock to be sold that are currently issued and outstanding. (6) Balance in Tideland's SEC account of $197.00 plus funds paid via wire transfer in the amount of $3,338.15.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act, or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


       PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 15, 2005


                    [Logo of Tidelands Oil & Gas Corporation]

                                   PROSPECTUS

                                   39,923,177
                                  Common Shares

                         TIDELANDS OIL & GAS CORPORATION
                   1862 W. Bitters Rd., San Antonio, TX 78248

                      The Resale of Shares of Common Stock

The selling price of the shares will be determined by market factors at the time of their resale.

This prospectus relates to the resale by the selling shareholders of up to shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. With regard to the offered shares,

         o up to 8,000,000 shares are issuable upon exercise of outstanding warrants, at exercise price of $0.335 per share to Impact International, LLC;
         o up to 1,829,500 shares issued and outstanding for sale by Impact International, LLC;
         o up to 10,403,618 shares issued and outstanding for sale by selling security holders;
         o up to 11,111,111 shares are issuable upon conversion of outstanding 7% Convertible Debentures, which are convertible pursuant to a formula, provided that the conversion price shall not be less than $0.45, nor more than $0.76 per share;
         o up to 6,578,948 shares are issuable upon exercise of outstanding warrants at exercise prices ranging between $0.80 and $0.87 per share;

         o up to 1,000,000 shares are issuable upon the exercise of outstanding warrants at an exercise price of $0.50 per share; and
         o up to 1,000,000 shares are issuable upon the exercise of outstanding warrants at an exercise price of $2.50 per share.

This offering is not being underwritten. The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as a principal or agent, or in privately negotiated transactions not involving a broker or dealer.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we may receive up to $16,173,412 Dollars of proceeds from the shares issuable upon the exercise of all the warrants, conversion of the Debentures and payment of promissory notes secured by certain the stock of certain selling shareholders. The proceeds from the exercise of the Impact warrants must be used to offset debt we owe to Impact. The proceeds from the conversion of the Debentures would be applied to the outstanding balances due on the Debenture debt.

There is no assurance that all of the warrants will be exercised or the Debentures converted at any price.

Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol TIDE. On December 13, 2004, the average of the bid and asked prices of the common stock on the Bulletin Board was $0.67 per share.

Investing in the common stock involves a high degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require us to include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Brokers or dealers effecting transactions in the Shares should confirm the registration of the Shares under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the Shares.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The Date of this Prospectus is April 15, 2005

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

Forward-looking
Statements................................................................     1

Prospectus
Summary...................................................................     2

         The Company......................................................     2

         The Offering.....................................................     2

         Recent Developments..............................................     3

         Summary Financial Information....................................     4

         Risk Factors.....................................................     5

Use of Proceeds...........................................................    13

Market For Common Equity and Related ShareholderMatters...................    13

Dividends and Dividend Policy.............................................    14

Business..................................................................    15

Properties.................................................................   17

Management's Discussion and Analysis of Financial Condition
and Results of Operations.................................................    18

Selling Shareholders......................................................    21

Plan of Distribution......................................................    24

Directors and Executive Officers..........................................    24

Principal Shareholders....................................................    27

Transactions with Management and Others...................................    29

Legal Proceedings.........................................................    30

Description of Securities.................................................    31

Legal Matters.............................................................    33

Experts...................................................................    33

Where You Can Find More Information.......................................    33

Index to Consolidated Financial Statements................................    34

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus we make a number of statements, referred to as "forward-looking statements", which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as "seek", "anticipate", "believe", "estimate", "expect", "intend", "plan", "budget", "project", "may be", "may continue", "may likely result", and similar expressions. When reading any forward looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

o whether or not markets for our products develop and, if they do develop, the pace at which they develop;

o our ability to attract the qualified personnel to implement our growth strategies,

o        our ability to develop sales, marketing and distribution capabilities;

o        the accuracy of our estimates and projections;

o        our ability to fund our short-term and long-term financing needs;

o        changes in our business plan and corporate strategies; and

o other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned "Risk Factors" and "Management's Discussion And Analysis Of Financial Condition And Results Of Operations".

o Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports filed with the United States Securities and Exchange Commission (the "SEC"). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Financial Statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise specifically referenced, all references to dollar amounts refer to United States dollars.

The Company

Tidelands Oil & Gas Corporation (the "Company"), formerly known as C2 Technologies, Inc., was incorporated under the laws of the State of Nevada on February 25, 1997. C2 Technologies, Inc. changed its name to Tidelands Oil & Gas Corporation on November 19, 1998. The Company has nine subsidiaries which it directly and indirectly owns as follows: (1) Rio Bravo Energy LLC, (2) Arrecefe Management LLC, (3) Marea Associates, L.P., (4) Terranova Energia, S.de R.L. de C.V. and (5)Sonterra Energy Corporation. We also own a 97% limited partnership interest in Reef Ventures, L.P.(6). Arrecefe Management LLC owns a 1% general partner interest in Reef Ventures, L.P. Reef Ventures, L.P. owns 100% of the member interest in Reef International LLC(8) and Reef Marketing LLC(9). Rio Bravo Energy, LLC owns 100% of the member interest in Sonora Pipeline LLC. (7) Reef Ventures, L.P. owns 100% of the member interest in Reef International LLC(8) and Reef Marketing LLC(9). --

The Company's products and services are primarily focused on development and operation of transportation, processing, distribution and storage projects for natural gas and liquid gas in the northeastern states of Mexico (Chihuahua, Coahuila, Nuevo Leon and Tamaulipas) and the State of Texas.

Unless otherwise noted, the "Company" as used in this Prospectus, will refer to Tidelands Oil & Gas Corporation as described above.

The Offering

This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective up to 39,923,177 common shares consisting of:

         o up to 8,000,000 shares are issuable upon exercise of outstanding warrants, at exercise price of $0.335 per share to Impact International, LLC;
         o up to 1,829,500 shares issued and outstanding for sale by Impact International, LLC;
         o up to 10,403,618 shares issued and outstanding for sale by selling security holders;
         o up to 11,111,111 shares are issuable upon conversion of outstanding 7% Convertible Debentures, which are convertible pursuant to a formula, provided that the conversion price shall not be less than $0.45, nor more than $0.76 per share; and
         o up to 6,578,948 shares are issuable upon exercise of outstanding warrants at exercise prices ranging between $0.80 and $0.87 per share.
         o up to 1,000,000 shares are issuable upon the exercise of outstanding warrants at an exercise price of $0.50 per share,
         o up to 1,000,000 shares are issuable upon the exercise of outstanding warrants at an exercise price of $2.50 per share.

The common  shares  offered  under this  prospectus  may be sold by the  selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Shareholders", "Registration Rights" and "Plan of Distribution". We will not receive any of the proceeds from those sales. Should the selling shareholders in their discretion, exercise any of the common share purchase warrants underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling shareholders.

         Information on Outstanding Shares
         ---------------------------------

The number of shares of our common stock outstanding before and after this offering is set forth below:

o        Common shares issued and outstanding before this offering: 61,603,359
o        Common shares issued and outstanding after this Offering:  89,793,418

The number set forth above for the shares of common stock outstanding before this offering is the number of shares of our common stock outstanding on December 31, 2004. The number of shares issued and outstanding after this Offering assumes that all of the warrants are exercised and the debentures are converted at the "Floor Price $0.45" and the underlying shares issued and sold. None of the warrant or debenture holders are obligated to exercise their warrants or convert their Debentures. The Debenture conversion price may vary between the "Floor Price $0.45" and "Ceiling Price $0.76".

Recent Developments

         Mercator Financing
         ------------------

On November 18, 2004, we completed a $5 million financing through the sale of 7% Convertible Debentures ("Debentures"). The financing was completed in a private placement with the MAG Capital, LLC, formerly known as Mercator Advisory Group, LLC and its related funds. We received the first $3,250,000 Dollars on November 19, 2004, and the balance of $1,750,000 Dollars two days following our initial filing of this registration statement. The Debentures are convertible at any time into shares of our common stock at 85% of the average of the lowest three inter-day trading prices of our common stock during the ten consecutive trading days immediately preceding the conversion date, with a maximum conversion price of $0.76 per share and a minimum conversion price of $0.45 per share. If we are unable to have this registration statement declared effective within the 90 days following its filing with the Securities and Exchange Commission (SEC) the conversion price of the Debentures will be reduced from 85% to 75% of the average of the lowest three inter-day trading prices of our common as specifically outlined above.

As part of this financing, we issued three-year warrants to the Mercator Advisory Group and its related funds entitling them to purchase an aggregate of 6,578,948 shares of our common stock, half at $0.80 per share and half at $0.87 per share. We also paid to Mercator Advisory Group $200,000 as due diligence fees and $15,000 as reimbursement of legal expenses. We paid a $250,000 placement fee to KMR Capital, LLC.

         Oneok Propane Acquisition
         -------------------------

On November 1, 2004, through our subsidiary, Sonterra Energy Corporation, we entered into an Asset Purchase and Sale Agreement with Oneok Propane Distribution Company, a division of ONEOK Propane Company, a Delaware corporation. We purchased the assets of this division for Two Million ($2,000,000). The assets consist of propane distribution systems, including gas mains, yard lines, meters and storage tanks, serving the following residential subdivisions in the Austin, Texas area:

Austin's Colony Phase II
Costa Bella
Jacarandas
Lake Pointe
La Ventana
Lakewinds Estates
Northshore on Lake Travis Phase I
Riverbend
Rob Roy Rim
Senna Hills
Sterling Acres
The Point
The Preserve at Barton Creek

The propane distribution system is comprised of approximately 25 miles of gas main pipe, 75,000 feet of yard lines, 850 meters, storage tanks with a combined capacity of 156,000 gallons.

On November 1, 2004, Sonterra also acquired assets of BNC Engineering for $250,000. BNC Engineering constructed residential propane systems. It also provided operating services for Oneok residential propane systems. The assets consisted of machinery, vehicles, computer equipment, construction equipment, meters and an inventory of pipe and fittings for use in the construction of gas mains, service lines and other storage tanks. We assumed BNC Engineering's lease obligations for a field office mobile houses and a photocopier lease. Sonterra employed the field operating personnel associated with the residential propane operations.

         ACH Financing Oneok Propane Acquisition
         ---------------------------------------

On October 13, 2004, we sold Four Million (4,000,000) Tidelands Oil & Gas common shares to ACH Securities, S.A., a company domiciled in Geneva, Switzerland, for Two Million ($2,000,000) Dollars. On October 14, 2004, in connection with the ACH Securities transaction, we issued Margaux Investment Group, S.A. common stock warrants to purchase One Million (1,000,000) Tidelands Oil & Gas common shares for Fifty ($0.50) Cents per share. We used the proceeds of the ACH financing to fund Sonterra's purchase of the Oneok propane distribution business.

In connection with the financing, we also paid $250,000 to KMR Capital, LLC, as placement agent. KMR also received 450,000 warrants to purchase our common stock exerciseable 200,000 shares at $0.80, 150,000 shares at $0.84 and 100,000 shares at $0.87.

Use of Proceeds

We will not realize any of the proceeds from the sale of the shares offered by the selling stockholders. See "Use of Proceeds". However, may receive cash proceeds from the exercise of common stock warrants in the form of cash or credit to outstanding financial obligations. Proceeds from the conversion of the 7% Debentures will offset all or a portion of the Debenture obligations. Proceeds from the Impact International warrants will reduce our promissory note debt owed to Impact. All other uncommitted proceeds will be used for working capital.

                          Summary Financial Information

The following table presents selected historical financial data for the Company derived from the Company's Financial Statements. The historical financial data are qualified in their entirety by reference to, and should be read in conjunction with, the Financial Statements and notes thereto of the Company, which are incorporated by reference into this Prospectus. The following data should be read in conjunction with "Plan of Operation" and the Financial
Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                      Fiscal Year Ended
                                        December 31
                                    2003           2004
                                -----------    -----------

Statement of Operations
    Data:
Revenue                         $   178,856    $ 1,883,838
Net income (loss)               ($1,348,481)   $ 6,517,182)
                                -----------    -----------
Basic  and Diluted Net income
(loss) per sha                  $     (0.03)   $     (0.12)
                                -----------    -----------

                                     Fiscal Year Ended
                                        December 31
                                    2003           2004
                                 -----------    -----------
Balance Sheet Data:
Working                          ($  221,011)   $ 5,996,228
Capital                          $ 1,623,515    $17,222,666
Total assets                     $ 1,138,905    $12,306,107
Total liabilities                $   484,610    $ 4,916,559
Stockholder's equity (deficit)

RISK FACTORS

An investment in the Securities offered in this Prospectus involves a high degree of risk and should only be made by persons who can afford the loss of their entire investment. Accordingly, prospective investors should consider carefully the following factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the Securities offered hereby. An investment in the common stock the selling shareholders are offering to resell is risky. You should be able to bear a complete loss of your investment. Before purchasing any of the common stock, you should carefully consider the following risk factors, among others.

OPERATING LOSSES

We have had significant losses ever since starting business and we expect to continue losing money for some time. To date, we have incurred significant losses. For the year ended December 31, 2004, we lost $6,517,182 and for the year ended December 31, 2003, we lost $1,348,481. These losses were caused primarily by:

o Pre-operating expenses for the development period leading to commencement of operations of the international pipeline crossing at Eagle Pass;
o Limited volumes of gas transported through the international pipeline crossing
o Pre-development and operating expenses associated with the development of additional pipeline and storage projects in Mexico;
o Idle assets not producing revenue, such as the gas plant and associated pipeline.

LIMITED OPERATING HISTORY.

We have a limited operating history and our financial health will be subject to all the risks inherent in the establishment of a new business enterprise. The likelihood of success of our company must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the startup and growth of a new business, and the competitive environment in which we will operate. Our success is dependent upon the successful financing and development of our business plan. No assurance of success is offered. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation. The failure of the Company to meet any of these conditions would have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can or will ever operate profitably.

WE DEPEND HEAVILY ON THE CONTINUED SERVICE OF OUR CHIEF EXECUTIVE OFFICER.

We place substantial reliance upon the efforts and abilities of Michael Ward, our chief executive officer. The loss of Mr. Ward's services could have a serious adverse effect on our business, operations, revenues or prospects. We maintain key man insurance on his life in the amount of One Million Dollars.

RELIANCE ON MANAGEMENT.

All decisions with respect to the management of our Company will be made by our Company's directors and officers. Accordingly, no person should purchase any shares offered by this Prospectus unless the subscriber is willing to entrust all aspects of management to the Directors and Officers of our Company. The loss of their services could have a material adverse effect on our Company's business and prospects.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED.

Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange. Trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ. You may have difficulty reselling any of the shares that you purchase from the selling shareholders.

THERE HAS BEEN AN VOLATILE PUBLIC MARKET FOR OUR COMMON STOCK AND THE PRICE OF OUR STOCK MAY BE SUBJECT TO FLUCTUATIONS.

We cannot assure you that a liquid transparent trading market for our common stock will develop or be sustained. You may not be able to resell your shares at or above the initial offering price. The market price of our common stock is likely to be volatile and could be subject to fluctuations in response to factors such as the following, most of which are beyond our control:

o operating results that vary from the expectations of securities analysts and investors;
o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
o        the  operations,  regulatory,  market and other risks discussed in this section;
o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
o announcements by third parties of significant claims or proceedings against us; and
o        future sales of our common stock.

In addition, the market for our stock has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. The Securities Enforcement and Penny Stock Reform Act of 1990 (the "Reform Act") also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market. These regulations also impose various sales practice requirements on broker-dealers. The regulations that apply to penny stocks may severely affect the market liquidity for our securities and that could limit your ability to sell your securities in the secondary market.

RISKS RELATING TO LOW-PRICE STOCKS.

Because our stock is quoted on the NASD OTC Electronic Bulletin Board and subject to the Penny Stock Regulations, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, our Company's securities. The regulations governing low-priced or penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of the purchasers of this Offering to sell their securities in the secondary market.

THE EXERCISE OF WARRANTS AND THE CONVERSION OF THE DEBENTURES COULD DEPRESS OUR STOCK PRICE AND REDUCE YOUR PERCENTAGE OF OWNERSHIP.

If all of the Warrants are exercised and Debentures converted at the "Floor Price" and assuming that we issue a total of 28,190,059 will dilute the percentage ownership of our other shareholders. The "Description of Securities" section of this prospectus provides you with more information about the Warrants and Debentures.

WE MAY NOT HAVE ENOUGH FUNDING TO COMPLETE OUR BUSINESS PLAN.

We will need additional financing to fully implement our business plan. We cannot give any assurance that this additional financing could be obtained of attractive terms or at all. In addition, our ability to raise additional funds through a private placement may be restricted by SEC rules which limit a company's ability to sell securities similar to those being sold in a registered offering before the time that offering is completed or otherwise terminated. Additionally, we may not have a sufficient quantity of common stock capital if all of the warrants are exercised and debentures converted. We would have to amend our articles of incorporation and increase our authorized common stock capital. Lack of funding could force us to curtail substantially or cease our operations.

FUTURE CAPITAL NEEDS COULD RESULT IN DILUTION TO INVESTORS; ADDITIONAL FINANCING COULD BE UNAVAILABLE OR HAVE UNFAVORABLE TERMS.

Our Company's future capital requirements will depend on many factors, including cash flow from operations, progress in its gas operations, competing market developments, and the Company's ability to market its proposed products successfully. Although the Company currently has specific plans and arrangements for financing its working capital is presently insufficient to fund the Company's activities. It may be necessary to raise additional funds through equity or debt financings. Any equity financings could result in dilution to our Company's then-existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company. If adequate funds are not obtained, the Company may be required to reduce or curtail operations. The Company anticipates that its existing capital resources, together with the net proceeds of this Offering, will be adequate to satisfy its operating expenses and capital requirements for at least 6 months after the date of this Prospectus. However, such estimates may prove to be inaccurate.

SUBSTANTIAL CAPITAL REQUIREMENTS

We may make substantial capital expenditures for the development, acquisition and production of natural gas pipeline , processing systems and, or storage facilities. We believe that the Company will have sufficient cash provided by operating activities and equity financing to fund planned capital expenditures in the near future. If revenues or the Company's equity financing decrease as a result of lower natural gas prices, operating difficulties, the Company may have limited ability to expend the capital necessary to undertake or complete proposed plans and opportunities. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

WE CAN GIVE NO ASSURANCE REGARDING THE AMOUNTS OF CASH THAT WE WILL GENERATE.

The actual amounts of cash we generate will depend upon numerous factors relating to our business which may be beyond our control, including:

o        the demand for natural gas;
o        profitability of operations;
o        required principal and interest payments on any debt we may incur;
o        the cost of acquisitions;
o        our issuance of equity securities;
o        fluctuations in working capital;
o        capital expenditures;
o        continued development of gas transportation network systems;
o        prevailing economic conditions;
o        government regulations.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR SOME TIME, IF AT ALL.

No cash dividends have been paid on the Common Stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors.

COMPETITION

Our Company will be competing with other established businesses that market similar products. Many of these companies have greater capital, marketing and other resources than we do. There can be no assurance that these or other companies will not develop new or enhanced products that have greater market acceptance than any that may be marketed by the Company. There can be no assurance that our Company will successfully differentiate itself from its competitors or that the market will consider our products to be superior or to or more appealing than those of our competitors. Market entry by any significant competitor may have an adverse effect on our sales and profitability. See "Competition."

WE OPERATE IN HIGHLY COMPETITIVE MARKETS IN COMPETITION WITH A NUMBER OF DIFFERENT COMPANIES.

We face strong competition in our geographic areas of operations. Our competitors include major integrated oil companies, interstate and intrastate pipelines. We compete with integrated companies that have greater access to raw natural gas supply and are less susceptible to fluctuations in price or volume, and some of our competitors that have greater financial resources may have an advantage in competing for acquisitions or other new business opportunities.

GROWING OUR BUSINESS BY CONSTRUCTING NEW PIPELINES AND PROCESSING FACILITIES SUBJECTS US TO CONSTRUCTION RISKS AND RISKS THAT RAW NATURAL GAS SUPPLIES WILL NOT BE AVAILABLE UPON COMPLETION OF THE FACILITIES.

One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems, modification of our existing gas processing plant and construction of new processing facilities. The construction of gathering and processing facilities requires the expenditure of significant amounts of capital, which may exceed our expectations. Generally, we may have only limited raw natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough raw natural gas to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

A SIGNIFICANT COMPONENT OF OUR GROWTH STRATEGY WILL BE ACQUISITIONS AND WE MAY NOT BE ABLE TO COMPLETE FUTURE ACQUISITIONS SUCCESSFULLY.

Our business strategy will emphasize growth through strategic acquisitions, but we cannot assure you that we will be able to identify attractive or willing acquisition candidates or that we will be able to acquire these candidates on economically acceptable terms. Competition for acquisition opportunities in our industry exists and may increase. Any increase in the level of competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions.

Our strategy of acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and possible regulatory approvals. Our ability to pursue our growth strategy may be hindered if we are not able to obtain financing or regulatory approvals, including those under federal and state antitrust laws. Our ability to grow through acquisitions and manage such growth will require us to to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions effectively could have a material adverse effect on our financial condition, results of operations and business. Pursuit of our acquisition strategy may cause our financial position and results of operations to fluctuate significantly from period to period.

IF WE ARE UNABLE TO MAKE ACQUISITIONS ON ECONOMICALLY AND OPERATIONALLY ACCEPTABLE TERMS, OUR FUTURE FINANCIAL PERFORMANCE MAY BE LIMITED.

There can be no assurance that:

o        we will identify attractive acquisition candidates in the future;
o        we will be able to acquire assets on economically acceptable terms;
o any acquisitions will not be dilutive to earnings and operating surplus; or
o any debt incurred to finance an acquisition will not affect our ability to make distributions to you.

If we are unable to make acquisitions on economically and operationally acceptable terms, our future financial performance will be limited to the performance of our present gas gathering network.

Our acquisition strategy involves many risks, including:
o        difficulties inherent in the integration of operations and systems;

o        the diversion of management's  attention from other business  concerns;
         and
o        the potential loss of key employees of acquired businesses.

In addition, future acquisitions may involve significant expenditures. Depending upon the nature, size and timing of future acquisitions, we may be required to secure financing. We cannot assure you that additional financing will be available to us on acceptable terms.

OUR BUSINESS IS DEPENDENT UPON PRICES AND MARKET DEMAND FOR NATURAL GAS AND PROPANE, WHICH ARE BEYOND OUR CONTROL AND HAVE BEEN EXTREMELY VOLATILE.

We are subject to significant risks due to fluctuations in commodity prices, primarily with respect to the prices of gas that we may own as a result of our processing and distribution activities.

The markets and prices for residue gas depend upon factors beyond our control. These factors include demand for oil, and natural gas, which fluctuate with changes in market and economic conditions and other factors, including:

o        the impact of weather on the demand for oil and natural gas;
o        the level of domestic oil and natural gas production;
o        the availability of imported oil and natural gas;
o the availability of local, intrastate and interstate transportation systems;
o        the availability and marketing of competitive fuels;
o        the impact of energy conservation efforts; and
o        the extent of governmental regulation and taxation.

WE GENERALLY DO NOT OWN THE LAND ON WHICH OUR PIPELINES ARE CONSTRUCTED AND WE ARE SUBJECT TO THE POSSIBILITY OF INCREASED COSTS FOR THE LOSS OF LAND USE.

We generally do not own the land on which our pipelines are constructed. Instead, we obtain the right to construct and operate the pipelines on other people's land for a period of time. If we were to lose these rights, our business could be affected negatively.

RISKS RELATED TO THE RETAIL PROPANE AND ASSOCIATED BUSINESSES

o Decreases in the demand for propane because of warmer weather may adversely affect our financial condition and results of operations.

o Weather conditions have a significant impact on the demand for propane for heating purposes. All of our propane customers rely heavily on propane as a heating fuel. The volume of propane sold is at its highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. We estimate that approximately two-thirds of our annual retail propane volume will be sold during these months. Actual weather conditions can vary substantially from quarter to quarter and year to year, significantly affecting our financial performance. Furthermore, warmer than normal temperatures in our service area can significantly decrease the total volume of propane we sell. Consequently, our operating results may vary significantly due to actual changes in temperature. Weather conditions in any quarter or year may have a material adverse effect on our operations.

o Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect our profits, income, and cash flow.

o Energy efficiency and technology may reduce the demand for propane and our revenues.

o The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane by retail customers. Future conservation and efficiency measures or technological advances in heating, conservation, energy generation, or other devices might reduce demand for propane and our revenues.

o        The   propane   business   is  highly   regulated.   New  or   stricter
         environmental, health, or safety regulations may increase our operating costs and reduce our net income.

o The propane business is subject to a wide range of federal, state, and local environmental, transportation, health and safety laws and regulations governing the storage, distribution, and transportation of propane. We may have increased costs in the future due to new or stricter safety, health, transportation, and environmental regulations or liabilities resulting from non-compliance with operating or other regulatory permits. The increase in any such costs may reduce our net income.

o We will be subject to all operating hazards and risks normally associated with handling, storing, transporting, and delivering combustible liquids such as propane for use by consumers. As a result, we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. Our insurance may not be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage or that insurance will be available in the future at economical prices. In addition, the occurrence of a serious accident, whether or not we are involved, may have an adverse effect on the public's desire to use our products.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

Our business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, natural gas and oil. We are also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. In addition, we are subject to changing and extensive tax laws, and the effect of newly enacted tax laws cannot be predicted. The implementation of new, or the modification of existing, laws or regulations, including regulations which may be promulgated under the Oil Pollution Act of 1990, could have a material adverse effect on the Company.

FEDERAL, STATE OR LOCAL REGULATORY MEASURES COULD ADVERSELY AFFECT OUR BUSINESS.

While the Federal Energy Regulatory Commission, or FERC, does not directly regulate the major portions of our operations, federal regulation, directly or indirectly, influences certain aspects of our business and the market for our products. As a raw natural gas gatherer and not an operator of interstate transmission pipelines, we generally are exempt from FERC regulation under the Natural Gas Act of 1938, but FERC regulation still significantly affects our business. In recent years, FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers proposals by pipelines to allow negotiated rates not limited by rate ceilings, pipeline rate case proposals and revisions to rules and policies that may affect rights of access to natural gas transportation capacity.

While state public utility commissions do not regulate our business, state and local regulations do affect our business. We are subject to ratable take and common purchaser statutes in the states where we operate. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes also have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Federal law leaves any economic regulation of raw natural gas gathering to the states, and some of the states in which we operate have adopted complaint-based or other limited economic regulation of raw natural gas gathering activities. States in which we operate that have adopted some form of complaint-based regulation, like Oklahoma, Kansas and Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination. The states in which we conduct operations administer federal pipeline safety standards under the Pipeline Safety Act of 1968, and the "rural gathering exemption" under that statute that our gathering facilities currently enjoy may be restricted in the future. The "rural gathering exemption" under the Natural Gas Pipeline Safety Act of 1968 presently exempts substantial portions of our gathering facilities from jurisdiction under that statute, including those portions located outside of cities, towns, or any area designated as residential or commercial, such as a subdivision or shopping center.

OUR BUSINESS INVOLVES HAZARDOUS SUBSTANCES AND MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL REGULATION.

Many of the operations and activities of our gathering systems, plants and other facilities are subject to significant federal, state and local environmental laws and regulations. These include, for example, laws and regulations that impose obligations related to air emissions and discharge of wastes from our facilities and the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault for the remediation of contaminated areas. Private parties, including the owners of properties through which our gathering systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of natural gas flow meters containing mercury. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We cannot assure you that we will not incur material environmental costs and liabilities. Furthermore, we cannot assure you that our insurance will provide sufficient coverage in the event an environmental claim is made against us.

Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

RISK OF ADDITIONAL COSTS AND LIABILITIES RELATED TO ENVIRONMENTAL AND SAFETY REGULATIONS AND CLAIMS

Our pipeline operations are subject to various federal, state and local environmental, safety, health and other laws, which can increase the cost of planning, designing, installing and operating such facilities. There can be no assurance that costs and liabilities relating to compliance will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in additional costs to and liabilities for us.

GOVERNMENTAL REGULATION OF OUR PIPELINES COULD INCREASE OUR OPERATING COSTS

Currently our operations involving the gathering of natural gas from wells are exempt from regulation under the Natural Gas Act. Section 1(b) of the Natural Gas Act provides that the provisions of the Act shall not apply to facilities used for the production or gathering of natural gas. Our physical dimensions and operations support the conclusion that our facilities perform primarily a gathering function. We should not, therefore, be subject to Natural Gas Act regulation. There, however, can be no assurance that this will remain the case. The Federal Energy Regulatory Commission's oversight of entities subject to the Natural Gas Act includes the regulation of rates, entry and exit of service, acquisition, construction and abandonment of transmission facilities, and accounting for regulatory purposes. The implementation of new laws or policies that would subject us to regulation by the Federal Energy Regulatory Commission under the Natural Gas Act could have a material adverse effect on our financial condition and operations. Similarly, changes in the method or circumstances of operation, or in the configuration of facilities, could result in changes in our regulatory status.

Our gas gathering operations are subject to regulation at the state level, which increases the costs of operating our pipeline facilities. Matters subject to regulation include rates, service and safety. We have been granted an exemption from regulation as a public utility in Texas. Presently, our rates are not regulated in Texas . Changes in state regulations, or our status under these regulations due to configuration changes in our operating facilities, that subject us to further regulation could have a material adverse effect on our financial condition. Litigation or governmental regulation relating to environmental protection and operational safety may result in substantial costs and liabilities.

Our operations are subject to federal and state environmental laws under which owners of natural gas pipelines can be liable for clean-up costs and fines in connection with any pollution caused by the pipelines. We can also be liable for clean-up costs resulting from pollution which occurred before our acquisition of the gathering systems. In addition, we are subject to federal and state safety laws that dictate the type of pipeline, quality of pipe protection, depth, methods of welding and other construction-related standards. While we believe that the gathering systems comply in all material respects with applicable laws, we cannot assure you that future events will not occur for which we may be liable. Possible future developments, including stricter laws or enforcement policies, or claims for personal or property damages resulting from our operations could result in substantial costs and liabilities to us.

SOVEREIGN RISK

The Company is focusing on the development of infrastructure projects through its Mexican entity, Terranova Energia S.de R.L. de C.V., in the nation of the United Mexican States (Mexico). The risk of indirect or regulatory actions by local, state or federal authorities in Mexico which may inhibit, delay, hinder or block projects under development in Mexico is very high given the history of operations conducted by past businesses other than the Company in Mexico. There is a substantial risk that a set of actions taken by commission or omission by the various actors in the public, private, nongovernmental and/or social sectors could negatively impact a project or investment in Mexico. The legal system employed in Mexico is dramatically different in its structure and method of operation compared to the common law foundation present in the United States of America. The level of legal protection afforded investors by the North American Free Trade Agreement has not materially improved from a foreign investor's viewpoint.

There can be no assurance that a commercially viable project will be completed due to the above factors which could result in commercial competitors trying to circumvent the market system through the exploitation of undocumented, extraofficial channels of influence that constitute unfair competition. Federal, state and local authorities are not well coordinated in their legal protections and improper influence and competition may arise from any level of government to disrupt or destroy the commercial viability of investments by foreign investors. While the Company has taken precautions to limit its investments to prudent levels, there is a continuing risk of adverse activities arising from the above sources that could impair or result in the entire loss of investment in otherwise commercially viable projects initiated by the Company in Mexico.

PIPELINE SYSTEM OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS AND UNFORESEEN INTERRUPTIONS

The operations of our pipeline systems are subject to hazards and unforeseen interruptions, including natural disasters, adverse weather, accidents or other events, beyond our control. A casualty occurrence might result in injury and extensive property or environmental damage. Although we intend to maintain customary insurance coverages for gathering systems of similar capacity, we can offer no assurance that these coverages will be sufficient for any casualty loss we may incur.

OPERATING RISKS OF NATURAL GAS  OPERATIONS

The natural gas business involves certain operating hazards. The availability of a ready market for our natural gas products also depends on the proximity of reserves to, and the capacity of, natural gas gathering systems, pipelines and trucking or terminal facilities. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of the Company's properties. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The Company does not carry business interruption insurance. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

OUR BUSINESS INVOLVES MANY HAZARDS AND OPERATIONAL RISKS, SOME OF WHICH MAY NOT BE COVERED BY INSURANCE.

Our operations are subject to the many hazards inherent in the gathering, compressing, treating and processing of raw natural gas and NGLs and storage of residue gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition.

INSURANCE

Companies engaged in the petroleum products distribution and storage business may be sued for substantial damages in the event of an actual or alleged accident or environmental contamination. The Company maintains $2,000,000 of liability insurance. There can be no assurance that we will be able to continue to maintain liability insurance at a reasonable cost in the future, or that a potential liability will not exceed the coverage limits. Nor can there be any assurance that the amount of insurance carried by us will enable it to satisfy any claims for which it might be held liable resulting from the conduct of its business operations.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. However, we may receive proceeds from the sale to (1) Impact International, LLC, (2) the Mercator Group of Funds, and (3) Margaux Investment Management Group, S.A. of common stock shares issuable upon the exercise of warrants. We intend to use the proceeds from the exercise of warrants by Impact for reduction of the principal balance of our financial obligation to Impact under the terms of the Promissory Note. If all of the warrants were exercised, the Debentures converted at the Floor Price and promissory notes paid in full, we could realize $16,173,421 Dollars.

We will pay all the expenses incident to this registration. We plan to use any net proceeds received upon the exercise of the warrants for general corporate purposes.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Electronic Bulletin Board. The following table sets forth the high and low bid prices of our common stock for each quarter for the years 2003 and 2004. The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Common Stock:

Our common stock trades Over-the-Counter (OTC) on the OTC Bulletin Board under the symbol TIDE. Table 1. sets forth the high and low bid information for the past two years. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. These quarterly trade and quote data provided by NASDAQ OTC Bulletin Board.

Table 1.

Bid Information

Fiscal Quarter Ended
                                                 High         Low

December 31, 2004                                1.36         0.60
September 30, 2004                               2.18         0.73
June 30, 2004                                    3.18         1.70
March 31, 2004                                   4.45         1.72

December 31, 2003                                2.57         0.75
September 30, 2003                               1.05         0.24
June 30, 2003                                    0.47         0.20
March 31, 2003                                   0.40         0.15


On December 31, 2004, the closing bid and ask prices for shares of our common stock in the over-the-counter market, as reported by NASD OTC BB were $1.10 and $1.36 per share, respectively.

We believe that there are presently 39 market makers for our common stock. When stock is traded in the public market, characteristics of depth, liquidity and orderliness of the market may depend upon the existence of market makers as well as the presence of willing buyers and sellers. We do not know if these or other market makers will continue to make a market in our common stock. Further, the trading volume in our common stock has historically been both sporadic and light.

As of December 31, 2004 we had an aggregate of 86 stockholders of record as reported by our transfer agent, Signature Stock Transfer Co., Inc. Certain shares are held in the "street" names of securities broker dealers and we estimate the number of stockholders which may be represented by such securities broker dealer accounts may exceed 1,500.

Dividends and Dividend Policy

There are no restrictions imposed on the Company which limit its ability to declare or pay dividends on its common stock, except as limited by state corporation law. During the year ended December 31, 2004, no cash or stock dividends were declared or paid and none are expected to be paid in the foreseeable future.

We expect to continue to retain all earnings generated by our future operations for the development and growth of our business. The Board of Directors will determine whether or not to pay dividends in the future in light of our earnings, financial condition, capital requirements and other factors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes our equity compensation plan information as of December 31, 2004. Information is included for equity compensation plans not approved by our security holders.

Table 1.

Equity Compensation Plan Information

------------------------ ------------------------ ---------------------- ------------------------

Plan Category            Number of Securities to  Weighted-average       Number of Securities
                         be issued upon exercise  Exercise price of      remaining available for
                         of outstanding options,  outstanding options,   future issuance under
                         warrants and rights      warrants, and rights   equity compensation
                                                                         plans (excluding
                                                                         securities reflected in
                                                                         column (a)
------------------------ ------------------------ ---------------------- ------------------------
                                   (a)                      (b)                    (c)
------------------------ ------------------------ ---------------------- ------------------------
Equity Compensation
Plans approved by
security holders                  None                      None                   None
------------------------ ------------------------ ---------------------- ------------------------
Equity Compensation
Plans not approved by            500,000 (1)             $ 0.125                   None
security holders               5,000,000 (2)             $ 0.287                  210,122
                               5,000,000 (3)             $ 0.87                 4,500,000
------------------------ ------------------------ ---------------------- ------------------------
Total                         10,500,000                 $0.333                 4,710,122
------------------------ ------------------------ ---------------------- ------------------------

(1) This plan registered shares issued for legal services rendered on behalf of the Company and approved by our Board of Directors. These shares were issued in lieu of cash legal fees for services rendered during 2002.

(2) On May 27, 2003, the Company adopted the 2003 Non-Qualified Stock Grant and Option Plan. The Plan reserved 5,000,000 shares. The Plan is administered by our Board of Directors. Directors, officers, employees consultants, attorneys, and others who provide services to our Company are eligible participants. Participants are eligible to be granted warrants, options, common stock as compensation.

(3) On November 2, 2004, the company adopted the 2004 Non-Qualified Stock Grant and Option Plan. The Plan reserved 5,000,000 shares. The Plan is administered by our Board of Directors. Directors, officers, employees consultants, attorneys, and others who provide services to our Company are eligible participants. Participants are eligible to be granted warrants, options, common stock as compensation. On November 5, 2004, under the terms of James Smith's employment agreement, we granted and issued 500,000 common shares to him under this Plan.

                                    BUSINESS
Business Overview

Tidelands Oil & Gas Corporation (the "Company"), formerly known as C2 Technologies, Inc., was incorporated under the laws of the State of Nevada on February 25, 1997. C2 Technologies, Inc. changed its name to Tidelands Oil & Gas Corporation on November 19, 1998. The Company has nine subsidiaries which it directly and indirectly owns as follows: (1) Rio Bravo Energy LLC, (2) Arrecefe Management LLC, (3) Marea Associates, L.P. , (4) Terranova Energia, S.de R.L. de C.V. and (5) Sonterra Energy Corporation. We also own a 97% limited partnership interest in Reef Ventures, L.P.(6). Arrecefe Management LLC owns a 1% general partner interest in Reef Ventures, L.P. Rio Bravo Energy, LLC owns 100% of the membership interest in Sonora Pipeline LLC. (7) Reef Ventures, L.P. owns 100% of the member interest in Reef International LLC(8) and Reef Marketing LLC(9).

The Company's products and services are primarily focused on development and operation of transportation, processing, distribution and storage projects for natural gas and natural gas liquids in the northeastern states of Mexico (Chihuahua, Coahuila, Nuevo Leon and Tamaulipas) and the State of Texas.

Reef Ventures International Pipeline

Until September 30, 2004, we derived our revenue from sales of natural gas to Conagas, the local distribution company in Piedras Negras, Coahuila, through the pipeline owned by Reef Ventures, L.P. On September 1, 2004, we converted the revenue source for this pipeline to a transportation fee. As a reseller of natural gas we were obligated to restrict of use of $1,000,000 of cash in order to fund a credit facility in favor of the seller of natural gas. We believe that converting the revenue source to a transportation fee that we will double net revenues based upon current gas volumes committed for delivery to the customer in Piedras Negras, Coahuila. Additionally, Management is evaluating an expansion of the pipeline in Coahuila to serve new markets along the state highway No. 57 corridor to Monclova, Coahuila. The planned Liquid Petroleum Gas ( LPG) line between Eagle Pass, Texas and Piedras Negras, Coahuila is being re-evaluated in light of new supply sources emerging in Nuevo Laredo and Reynosa, Tamaulipas. A decision to proceed, modify or abandon the LPG project at this location is expected in the future. The above projects were acquired in connection with the buyout of the Impact general and limited partnership interests in Reef Ventures, L.P.

Tidelands Oil & Gas Storage Enterprise

In December 2003, we entered into a Memorandum of Understanding (MOU) with PEMEX to design, build and operate an underground natural gas storage facility in the vicinity of Reynosa, Tamaulipas, Mexico, in the Burgos Basin area and eventually at other regions in Mexico. The MOU provides for exclusivity in the development of the projects and the related transportation and interconnecting pipelines to and from the storage facilities.

We have completed the initial study of the Burgos facility and expect to complete final contract negotiations with the Secretary of Energy and PEMEX for the construction and operation of the facility before the end of 2005. A system of two interconnecting pipelines is also proposed to enhance the overall pipeline grid in Mexico and the operational efficiency of the proposed storage facility. The capital budget for these projects exceeds $700 Million Dollars and is expected to be funded through issuance of additional equity of the Company, the addition of joint venture partners and/or debt financing. Marea Associates, L.P. was formed to own the majority interest in Terranova Energia, S. de R.L. de C.V., a Mexican company which will conduct all business dealings in Mexico on behalf of Tidelands. Rio Bravo Energy LLC, an existing wholly owned subsidiary owns the general partner interest in Marea Associates, L.P. and a minority interest in Terranova Energia, S. de R.L. de C.V.

Rio Bravo Energy, LLC

Rio Bravo Energy, LLC was formed on August 10, 1998 to operate the Chittim Gas Processing Plant which was purchased in 1999 and was processing natural gas primarily from Conoco Oil's Sacatosa Field. The Sacatosa Field was primarily an oilfield which produced high BTU casinghead gas from which gas processing operations would yield valuable hydrocarbon components such as propane, butane and natural gasolines. As the field depleted lower volumes of casinghead gas were being delivered by Conoco, and other gas producers could not be contracted with for processing of additional replacement volumes of gas. Therefore, in October 2002, the plant was temporarily shut down due to the declining economics associated with low volume operation of the plant. Management plans to reopen the plant when adequate volumes of gas from third party producers makes plant operations economically attractive. The gas plant has the capability to fractionate natural gas into commercial grade propane and butane. The maximum intake capacity of gas plant is 10 million cubic feet of gas per day. Presently, we are evaluating opening the plant for LPG production for our Sonterra Energy Corporation Austin propane business. The market for the products of plant operation could include our future propane/butane terminal and pipeline crossing into Mexico, and/or LPG supply to Sonterra's propane business in Austin, Texas.

Sonora Pipeline, LLC

Sonora Pipeline, LLC was formed in January 1998 to operate the Sonora pipeline network which has the capability of delivering adequate volumes of natural gas for economic operation of the Chittim Gas Processing Plant. The pipeline network consists of approximately 80 miles of gas pipeline. This pipeline network was acquired in conjunction with the Chittim Gas Processing Plant acquisition and, when operational, could generate revenue from transportation fees to be charged to third party gas producers shipping natural gas to the gas plant owned by Rio Bravo Energy LLC.

Sonterra Energy Corporation Business

On November 1, 2004, through our subsidiary, Sonterra Energy Corporation subsidiary, we entered into an Asset Purchase and Sale Agreement with Oneok Propane Distribution Company, a division of ONEOK Propane Company, a Delaware corporation. We purchased the assets of this division for Two Million ($2,000,000). The assets consist of propane distribution systems, including gas mains, yard lines, meters and storage tanks, serving the following residential 13 subdivisions in the Austin, Texas. Additionally, we provide gas to Arbolago and Hills of Lakeway subdivisions. The 15 subdivisions include:

o        Arbolago*
o        Austin's Colony Phase II
o        Costa Bella
o        Hills of Lakeway
o        Jacarandas
o        Lake Pointe
o        La Ventana
o        Lakewinds Estates
o        Northshore on Lake Travis Phase I
o        Riverbend
o        Rob Roy Rim
o        Senna Hills
o        Sterling Acres
o        The Point
o        The Preserve at Barton Creek

These subdivisions contain 1,333 lots. Presently, 850 of lots are metered for use. There are 483 number of unmetered lots. As new homes are constructed on these lots our customer base will grow. Presently, 100% of the subdivisions are metered for propane consumption.

The propane distribution system is comprised of approximately 25 miles of gas main pipe, 75,000 feet of yard lines, 850 meters, storage tanks with a combined capacity of 156,000 gallons. Sonterra is the exclusive seller of propane in these subdivisions and is not considered a regulated utility. Sonterra purchases propane products from a number of distributors in Austin, Texas.

We financed the purchase of these assets by selling Four Million (4,000,000) shares to ACH Securities, S.A., a company domiciled in Geneva, Switzerland, for Two Million ($2,000,000) Dollars. On October 14, 2004, in connection with the ACH Securities transaction, we issued Margaux Investment Group, S.A. common stock warrants to purchase One Million (1,000,000) shares for Fifty ($0.50) Cents per share and One Million (1,000,000) shares at $2.50 per share.

The  Texas  Railroad  Commission   regulates  all  aspects  of  the  production,
transportation and processing of petroleum products, including propane, in the State of Texas.

Competition
-----------

Reef Ventures, L.P.  Eagle Pass Pipeline Crossing

Our Eagle Pass international pipeline crossing competes with a pipeline owned by West Texas Gas, Inc. pipeline crossing which is located two miles north of Eagle Pass. We believe that the West Texas Gas crossing will be able to compete with us only marginally beginning in 2006 due to a very limited transmission capability and marketing efforts currently being undertaken by Management.

Sonterra Energy Corporation Propane Distribution

Our propane distribution business serving the 15 Austin subdivisions is not subject to competition within the existing acquired subdivisions because we are the sole propane supplier. The residential subdivisions are subject to a propane supply covenant granting us the exclusive supply of propane for each subdivision. In the future, we will compete in the bidding process for new propane distribution systems as new residential subdivisions are developed. We may also be able to acquire additional existing propane distribution systems from competitors.

Employees
---------

Tidelands has seven full time employees including our corporate officers. Our Sonterra Energy subsidiary, which operates the Austin propane gas distribution company, has 9 full-time employees.

PROPERTIES

Reef Ventures, L.P. owns and operates the international natural gas pipeline and related facilities located in Maverick County, Texas and Coahuila, Mexico. Tidelands owns a 97% limited partnership interest in this entity. We acquired this interest from Impact International, LLC. Impact financed our purchase of this system and we owe Impact $ 6,731,883.

Rio Bravo Energy, LLC owns and operates the Chittim Gas Processing Plant which is located in Maverick, County, Texas. The plant is currently shut down. The gas plant has the capability to fractionate natural gas into commercial grade propane and butane. In the near future, we may activate this plant and produce propane for our Sonterra propane business in Austin, Texas.

Sonora Pipeline, LLC owns the Sonora Pipeline network consisting of approximately 80 miles of pipeline. No significant encumbrances exist with respect to the assets of this company. The pipeline is currently inactive and will be used primarily to transport natural gas from third party producers to supply feedstock for the Chittim Gas Processing Plant owned by Rio Bravo Energy LLC.

Sonterra Energy Corporation operates a propane distribution systems providing propane to 15 residential subdivisions in Austin, Texas. The propane distribution system is comprised of approximately 25 miles of gas main pipe, 75,000 feet of yard lines, 850 meters and storage tanks with a combined capacity of 156,000 gallons of LPG.

We lease our San Antonio executive office. We entered into this office lease on August 1, 2003. The term expires November 30, 2005. Our monthly lease payment is $3,400. Our rent expense for 2004 was $43,300. This figure includes $2,500 rent paid on behalf of the Sonterra Energy Corporation operations.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

Business Overview

Our products and services are primarily focused on development and operation of transportation, processing, distribution and storage projects for natural gas and natural gas liquids in the northeastern states of Mexico (Chihuahua, Coahuila, Nuevo Leon and Tamaulipas) and the state of Texas in the United States of America.

We previously derived our revenue from sales of natural gas to Conagas, the local distribution company in Piedras Negras, Coahuila, through the pipeline owned by Reef Ventures, L.P. We converted the revenue source for this pipeline to a transportation fee on September 1, 2004 with the execution of a new agreement with Conagas. This contract arrangement freed up of use of $1,000,000 of our restricted cash which we used to fund a credit facility in favor of the seller of natural gas to Reef Ventures, L.P. We believe that as a result of the conversion of the revenue source to a transportation fee, net revenues will be doubled based upon current gas volumes committed for delivery to Conagas. . Management is evaluating an expansion of the pipeline in Coahuila to serve new markets along the state highway No. 57 corridor to Monclova, Coahuila. The planned natural gas liquid line between Eagle Pass, Texas and Piedras Negras, Coahuila is being re-evaluated in light of new supply sources emerging in Texas and Mexico. The above projects were acquired in connection with the buyout of the Impact general and limited partnership interests in Reef Ventures, L.P. which is described in further detail in Note 14 to the Consolidated Financial Statements for the periods ended December 31, 2004 and December 31, 2003 below.

In December 2003, we entered into a Memorandum of Understanding (MOU) with PEMEX to design, build and operate an underground natural gas storage facility in the vicinity of Reynosa, Tamaulipas, Mexico, in the Burgos Basin area and eventually at other regions in Mexico. The MOU provides for exclusivity in the development of the projects and the related transportation and interconnecting pipelines to and from the storage facilities.

We have completed the initial study of the Burgos facility and expect to complete final contract negotiations with the Secretary of Energy and PEMEX for the construction and operation of the facility shortly. A system of two interconnecting pipelines is also proposed to enhance the overall pipeline grid in Mexico and the operational efficiency of the storage facility. Permit applications for all these projects will be filed in 2005 with the Mexican Energy Regulatory Commission. The capital budget for these projects exceeds $700 Million Dollars. We anticipate funding these projects with additional equity of the Company, the addition of joint venture partners and/or debt financing. Marea Associates, L.P. was formed during the fiscal quarter ended June 30, 2004 to own the majority interest in Terranova Energia, S. de R.L. de C.V., a Mexican company which will conduct all business dealings in Mexico on behalf of the Tidelands. Rio Bravo Energy LLC, an existing wholly owned subsidiary owns the general partner interest in Marea Associates, L.P. and a minority interest in Terranova Energia, S. de R.L. de C.V.

We are in the preliminary design phase for an LNG regasification terminal to be located in offshore Mexican waters of the Gulf of Mexico near Matamoros, Tamaulipas. The Dorado LNG Terminal would provide additional supply for Northeast Mexico natural gas markets which are currently importing approximately 0.5-.75 BCF per day from the U.S. The capital cost to build the terminal and interconnecting pipeline to the planned storage facility is expected to be over $200 million USD. Management estimates a cumulative capital investment of approximately $1 billion USD for the LNG regasification terminal, the pipelines in the U.S. and Mexico and the Mexican storage facility. These projects are targeted to address the critical infrastructure needs for the natural gas and power markets in Northeast Mexico through the year 2013. A collateral opportunity to import natural gas into the U.S. via the project's route and facilities is also contemplated. Management is in active negotiations for LNG supply, U.S. supply and offtake gas contracts in Mexico and the U.S. The projects will be developed and operated with a tolling business model as the revenue premise, however, joint venture or contractual relationships with third parties may allow the Company to participate in merchant operations in the energy supply business for Mexican and U.S. customers.

The Company has engaged Sanders Morris Harris, Inc., an energy investment banking firm in Houston, Texas, as its primary financial advisor with respect to the capital raise requirements for the above projects. We have also had substantive and ongoing discussions with interested third parties for private equity and debt and will continue those discussions in the upcoming year as further development of the projects occurs.

Rio Bravo Energy, LLC was formed on August 10, 1998 to operate the Chittim Gas Processing Plant which was purchased in 1999 and was processing natural gas primarily from Conoco Oil's Sacatosa Field. The Sacatosa Field was primarily an oilfield which produced high BTU casinghead gas from which gas processing operations would yield valuable hydrocarbon components such as propane, butane and natural gasolines. As the field depleted lower volumes of casinghead gas were being delivered by Conoco and other gas producers could not be contracted with for processing of additional replacement volumes of gas. Therefore, in October 2002, the plant was temporarily shut down due to the declining economics associated with low volume operation of the plant. We plan to reopen the plant in 2005 when adequate volumes of LPG feedstock from third parties makes plant operations economically attractive. We are evaluating the feasibility of opening the gas plant for LPG production for our Sonterra LPG business in Austin, Texas. Additionally, the market for the products of the Chittim plant operation could include our future propane/butane terminal and pipeline crossing into Mexico. As noted above, Rio Bravo Energy LLC owns a general partner interest in Marea Associates, L.P. and the minority interest in Terranova Energia, S. de R.L. de C.V.

Sonora Pipeline, LLC was formed in January 1998 to operate the Sonora pipeline network which has the capability of delivering adequate volumes of natural gas for economic operation of the Chittim Gas Processing Plant. The pipeline network consists of approximately 80 miles of gas pipeline. Presently, the line is not in use. The pipeline was acquired in conjunction with the Chittim Gas Processing Plant acquisition. When operational, it would generate revenue from transportation fees charged to third party gas producers shipping natural gas to the Chittim Gas Plant owned by Rio Bravo Energy LLC. Sonora Pipeline LLC will also own and operate the U.S. (Texas) pipeline segments to be constructed in connection with the Mexican pipeline, LNG regasification terminal and gas storage projects which will interconnect to the U.S. via two international pipeline crossings near McAllen, Texas. The estimated capital cost of these U.S. segments is approximately $60 million USD.

Sonterra Energy Corporation, a wholly owned subsidiary of Tidelands entered into the residential propane distribution business on November 1, 2004 with its acquisition of 850 existing customers located in 15 subdivisions in the vicinity of Austin, Texas. Sonterra's existing and future market area includes several central Texas locations that do not have access to natural gas as a fuel for home heating and appliance usage. Current expansion of over 400 lots within the existing subdivisions is possible. Sonterra has also entered into a new agreement with the developer of Northshore on Lake Travis to expand the currently serviced lots by an additional 1,000 units. Up to 2,625 additional lots may be available for installation of residential propane delivery in developments currently in the planning stages in the nearly central Texas vicinity.

Results of Operations

REVENUES: The Company reported revenues of $1,883,838 for the twelve months ended December 31, 2004 as compared with revenues from continuing operations of $178,856 for the twelve months ended December 31, 2003. The revenue increase resulted primarily from the acquisition of an additional 73% interest in Reef Ventures, L.P. which owns and operates a natural gas pipeline serving the Piedras Negras, Coahuila market. Natural gas sold ($1,323,459) and transportation fees ($76,767) charged from these operations totaled $1,400,227 for the twelve months ended December 31, 2004. Sales of propane by Sonterra Energy Corporation to its residential customer base ($363,413), service call income for its customers ($34,373), and installation income for new yard lines and meter sets ($2,850) totaled to $400,636 for the twelve months ended December 31, 2004. A new revenue source from Sonterra Energy Corporation was construction services related to propane main lines and tank sites for subdivisions under development, which resulted in $82,975 of revenues for the twelve months ended December 31, 2004. Other Revenues decreased by $178,856 for the twelve months ended December 31, 2004 as compared to the twelve months ended December 31, 2003.

TOTAL COSTS AND EXPENSES: Total costs and expenses from continuing operations increased from $3,061,068 for the twelve months ended December 31, 2003 to $8,451,280 for the twelve months ended December 31, 2004. Each category of cost and expense increased significantly due to the rapid growth in assets and operating expenses experienced by the Company during the twelve months ended

December 31, 2004. Cost of Sales increased from $0 for the twelve months ended December 31, 2003 to $1,508,891 for the twelve months ended December 31, 2004. Operating Expenses increased from $27,767 for the twelve months ended December 31, 2003 to $99,665 for the twelve months ended December 31, 2004. Depreciation Expense increased from $43,006 for the twelve months ended December 31, 2003 to $244,889 for the twelve months ended December 31, 2004. Interest Expense increased from $53,163 for the twelve months ended December 31, 2003 to $300,566 for the twelve months ended December 31, 2004. Each of these increases resulted primarily from growth related to the acquisition of 98% of the partnership interest in the Reef Ventures, L.P. international pipeline operations and the acquisition of the residential propane sales business near Austin, Texas by Sonterra Energy Corporation. Officers & Directors Salaries & Fees increased from $313,000 for the twelve months ended December 31, 2003 to $1,331,848 for the twelve months ended December 31, 2004. This increase resulted from the addition of additional directors and officers combined with the increased use of stock based compensation in the employment agreements of officers. General and Administrative Expenses increased from $2,624,132 for the twelve months ended December 31, 2003 to $4,965,421 for the twelve months ended December 31, 2004 due to the results from the startup and initial operation of the additional business units mentioned above and the expenses for expanded Company operations associated with the development of new midstream energy projects in the U.S. and Mexico during that period.

COST OF SALES: Total Cost of Sales increased from $0 for the twelve months ended December 31, 2003 to $1,508,891 for the twelve months ended December 31, 2004. Cost of sales increased by $1,299,518 for the purchase cost of natural gas resold thru our international pipeline operated by Reef Ventures, L.P. and by $209,373 for the purchase cost of propane, meter sets and yard lines sold to residential customers by Sonterra Energy Corporation.

OPERATING EXPENSES: Operating expenses from continuing operations which are expenses related to the operation of company assets in an active business segment increased from $27,767 for the twelve months ended December 31, 2003 to $99,665 for the twelve months ended December 31, 2004 which is a total increase of $71,898. This increase was due to the operating expenses incurred for the international pipeline crossing operated by Reef Ventures, L.P. and the operating expenses incurred by Sonterra Energy Corporation. Depreciation expense increased by $201,883 during the twelve months ended December 31, 2004 due to the acquisition of the natural gas pipeline owned by Reef Ventures, L.P. and the depreciable assets acquired by Sonterra Energy Corporation for the operation of the residential propane distribution systems in Austin, Texas. Interest expense increased by $247,403 during the twelve months ended December 31, 2004 due to the debt incurred to acquire the natural gas pipeline owned by Reef Ventures, L.P. and the issuance of convertible debt to entities associated with the Mercator Advisory Group. Officers & Directors Salaries & Fees increased by $1,018,848 during the twelve months ended December 31, 2004 as a result of the addition of one director and two officers to the Company combined with the increased use of stock based compensation in the employment agreements of officers.

GENERAL AND ADMINISTRATIVE: General & Administrative Expenses increased by $2,341,289 during the twelve months ended December 31, 2004. Consulting fees, legal fees, and financing fees increased by $1,822,414 for the twelve months ended December 31, 2004. The remaining increase in G & A costs of $518,875 for the twelve months ended December 31, 2004 was from increases in travel costs, office rent, insurance premiums, entertainment, and payroll plus other expenses associated with additional employees. The significant expansion of scope in the business plan for the Company and the need to conserve cash working capital for certain project pre-development costs required the use of significant issuances of stock for general and administrative expenses during the twelve months ended December 31, 2004.

NET LOSS FROM OPERATIONS: Net loss of ($1,348,481) for the twelve months ended December 31, 2003 increased to ($6,517,732) for the twelve months ended December 31, 2004, an increase in the amount of loss of $5,169,251. Included in the net loss from operations is $4,603,066 of expenses for financing costs, consulting fees, legal fees, and employee compensation paid by issuance of common stock.

LIQUIDITY AND CAPITAL RESOURCES: Direct capital expenditures during the twelve months ended December 31, 2004 totaled $8,727,010 as compared with $134,505 for the twelve months ended December 31, 2003. The increased capital expenditures were composed of the acquisition of the assets of Reef Ventures, L.P. natural gas pipeline ($5,933,442), increased office furniture, equipment and leasehold costs ($26,550), higher pre-construction costs regarding potential international pipeline crossings and storage facilities in Mexico ($822,525), pre-construction costs related to propane distribution systems ($207,415), machinery, equipment, trucks, autos and trailers from the Sonterra asset acquisition ($120,355), storage tanks and main lines for propane distribution ($1,596,439) and additional equipment for our gas processing plant ($20,000).

The Company also paid $1,158,937 for goodwill associated with the acquisition of the Reef Ventures, L.P. and Sonterra Energy Corporation assets. Total debt increased from $1,138,905 at December 31, 2003 to $12,306,107 at December 31, 2004. The increase in total debt is primarily due to: (1) the acquisition indebtedness created in the acquisition of the Reef Ventures, L.P. partnership interests from Coahuila Pipeline LLC and Impact International LLC as described in Note 4 5 and Note 14 to the Consolidated Financial Statements for the period ended December 31, 2004, and (2) the issuance of Convertible Debentures to the Mercator Advisory Group, LLC funds as described in Note 4 5 of the Consolidated Financial Statements for the period ended December 31, 2004. Total debt as of December 31, 2004 and December 31, 2003 expressed as a percentage of the sum of total debt and shareholders' equity was 71.45% and 70.15% respectively.

Net loss for the twelve months ended December 31, 2004 was ($6,517,182) an increase in net loss of 483% from the net loss of ($1,348,481) for the twelve months ended December 31, 2003. Diluted net loss per common share increased 300% to ($0.09). The net loss per share calculation for the twelve months ended December 31, 2004 included an increase in actual and equivalent shares outstanding. In addition, the period ended December 31, 2003 included a one time gain of partial sale of a subsidiary in the amount of $1,533,731 which influenced the difference in net income (loss) per share for the periods ending December 31, 2003 versus December 31, 2004.

FORWARD-LOOKING STATEMENTS:

We have included forward-looking statements in this report. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward looking statements. Without limiting the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "estimate", "plan" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors. Factors that might cause forward-looking statements to differ materially from actual results include, among other things, overall economic and business conditions, demand for the Company's products, competitive factors in the industries in which we compete or intend to compete, natural gas availability and cost and timing, impact and other uncertainties of our future acquisition plans.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK:

The Company does not issue or invest in financial instruments or their derivatives for trading or speculative purposes. The operations of the Company are conducted primarily in the United States, and, are not subject to material foreign currency exchange risk. Although the Company has outstanding debt and related interest expense, market risk of interest rate exposure in the United States is currently not material.

                              SELLING SHAREHOLDERS

The following table provides certain information about the selling shareholder's beneficial ownership of our common stock as of December 31, 2004 and as adjusted to give effect to the sale of all of the shares being offered by this prospectus.

The number of shares that the Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., MAG Capital, LLC, formerly, Mercator Advisory Group, LLC, will own at any time are subject to limitation in the governing agreements for the 7% Convertible Debentures and warrants, respectively, so that the aggregate number of shares of common stock of which such selling stockholder and all persons affiliated with such selling stockholder (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) does not at any time exceed 9.99% of our then outstanding common stock. The Mercator group of companies have agreed to restrict their right to convert their debentures into our common stock and restrict their right to exercise their common stock warrants into our common stock. They do not have the right to convert debentures to stock or exercise their common stock warrants, if it would cause their beneficial ownership to exceed 9.99% of the total issued and outstanding shares of our Company. The practical effect of these restrictions is that the Mercator group of companies can never be in a position to be deemed a 10% shareholder of our Company.

The following table identifies the selling stockholders and indicates (i) the nature of any position, office or other material relationship that each selling stockholder has had with us during the past three years (or any of our predecessors or affiliates) and (ii) the number of shares and percentage of our outstanding shares of common stock owned by the selling stockholder prior to the offering, the number of shares to be offered for the selling stockholder's account and the number of shares and percentage of outstanding shares to be owned by the selling stockholder after completion of the offering.

The percentage  interest of each selling  stockholder is based on the beneficial ownership  of  such  selling  stockholder  divided  by the  sum  of the  current outstanding  shares of common stock plus the  additional  shares,  if any, which would  be  issued  to  such  selling  stockholder  (but  not any  other  selling stockholder) when exercising warrants or other rights in the future.  Applicable
percentage  of  ownership  is  based  on  61,603,359   shares  of  common  stock
outstanding  as of December 31, 2004 together  with  securities  exercisable  or convertible into shares of common stock within 60 days of December 31, 2004, for each  stockholder.  Beneficial  ownership is determined  in accordance  with the rules of the Securities and Exchange Commission and generally includes voting or investment  power with respect to securities.  Shares of common stock subject to securities  exercisable  or  convertible  into  shares of common  stock that are currently  exercisable  or  exercisable  within 60 days of December 31, 2004 are deemed to be  beneficially  owned by the person holding such  securities for the purpose of computing  the  percentage  of ownership of such person,  but are not treated as outstanding for the purpose of computing the percentage  ownership of any other  person.  Note that  affiliates  are  subject to Rule 144 and  Insider trading regulations and percentage computation is for form purposes only.

Table 1.
Name of Selling        Shares Beneficially   Percent of Class of    Maximum Number of      Shares Beneficially   Percent of Class of
Shareholder            Owned Before          Shares Owned Before    Shares to be Sold in   Owned After the       Shares Owned After
                       Offering              the Offering (A)       this Offering          Offering

Impact International,  9,829,500             15.95%                 9,829,500              -0-                    -0-
LLC(1)

Carl Allers            1,914,729             3.10%                  1,914,729              -0-                    -0-
Etablissemen (2)

Margaux Group(3)       3,988,889             6.47%                  3,988,889              -0-                    -0-
Investment Mgmt.

ACH Securities(4)      4,000,000             6.49%                  4,000,000              -0-                    -0-

Mercator Momentum      3,657,748             5.95%                  3,657,748              -0-                    -0-
Fund, LP (5)

Mercator Momentum      2,520,102             4.09%                  2,520,102              -0-                    -0-
Fund III, LP(6)

Monarch Pointe Fund,   8,222,735             13.35%                 8,222,735              -0-                    -0-
 LP (7)

MAG  Capital, LLC(8)   3,289,474             5.34%                  3,289,474              -0-                    -0-


David F. Firestone(9)  17,609,059            9.99%                  17,609,059             -0-                    -0-


Michael Ward (10)      500,000               0.81%                  500,000                -0-                    -0-

Royis Ward (11)        500,000               0.81%                  500,000                -0-                    -0-

James B. Smith (12)    500,000               0.81%                  500,000                -0-                    -0-

Ahmed Karim (13)       500,000               0.81%                  500,000                -0-                    -0-

Samuel Simon (14)      500,000               0.81%                  500,000                -0-                    -0-

Total                  39,923,177           64.80%                  39,923,177             -0-                    -0-



(A) Based on 61,603,359 of common stock issued and outstanding on December 31, 2004.
(B) Assumes that the selling shareholder will sell all of the shares of the common stock offered by this prospectus. We cannot assure you that the selling shareholders will sell all or any of these shares.

(1) Represents up to 8,000,000 shares of common stock issuable upon exercise of common stock warrants and 1,829,500 shares of common stock presently issued and outstanding. Robert S. May has voting and dispositive power with respect to the securities owned by Impact International, LLC.

(2) Represents 1,914,729 shares of common stock presently issued and outstanding. Jens Vesterager has voting and dispositive power with respect to the securities owned by Carl Allers Establissment.
(3) Represents 1,988,889 shares of common stock presently issued and outstanding and 2,000,000 shares of common stock issuable upon exercise(a)1,000,000 shares at $0.50 per share, and 1,000,000 shares at $2.50 per share. Carl Hessel has voting and dispositive power with respect to the securities owned by Margaux Investment Management Group.
(4) Represents 4,000,000 shares of common stock issued and outstanding. Peter Andersson has voting and dispositive power with respect to the securities owned by ACH Securities.
(5) Represents up to 835,526 shares of common stock issuable upon exercise of common stock warrants and 2,822,222 shares issuable upon conversion of the 7% Debenture calculated at the "Floor Price". Mercator Momentum Fund, L.P. is a private investment limited partnership organized under California law. MAG Capital, LLC, formerly Mercator Advisory Group, is the general partner of the Momentum Fund. David F. Firestone, as is the managing member of MAG Capital, LLC. Mr. Firestone has voting and investment control over the shares held by the Mercator Momentum Fund, L.P. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding.

(6) Represents up to 575,658 shares of common stock issuable upon exercise of common stock warrants and 1,944,444 shares issuable upon conversion of the 7% Debenture calculated at the "Floor Price". MAG Capital, LLC, formerly Mercator Advisory Group, is the general partner of the Mercator Momentum Fund III, L.P. The Mercator Momentum Fund III is a private investment limited partnership organized under California law. MAG Capital, LLC, formerly Mercator Advisory Group, is the general partner of the Momentum Fund III, L.P. David F. Firestone, as is the managing member of MAG Capital, LLC . Mr. Firestone has voting and investment control over the shares held by the Mercator Momentum Fund III, L.P. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding.
(7) Represents up to 1,878,290 shares of common stock issuable upon exercise of common stock warrants and 6,344,445 shares issuable upon conversion of the 7% Debenture calculated at the "Floor Price". Monarch Pointe Fund, Ltd. is a corporation organized under the laws of the British Virgin Islands. MAG Capital, LLC, formerly Mercator Advisory Group, is the general partner of Monarch Pointe Fund, Ltd. David Firestone is the managing member of MAG Capital, LLC. Mr. Firestone has voting and investment control over the shares held by Monarch Pointe Fund, Ltd. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding.
(8) Represents up to 3,289,474 shares of common stock issuable upon exercise of common stock warrants. MAG Capital, LLC, formerly Mercator Advisory Group. David F.Firestone, is the managing member of MAG Capital,LLC. Mr. Firestone has voting and investment control over the shares held byMAG Capital, LLC. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding.
(9) Represents 17,609,059 shares of common stock issuable upon the exercise of common stock warrants or upon conversion of the 7% Convertible Debentures owned by the collective Mercator entities to which beneficial ownership, is attributed to David F. Firestone as the managing member of MAG Capital, LLC, formerly Mercator Advisory Group, LLC. MAG Capital has voting and investment control over the Mercator Momentum Fund, L.P., the Mercator Momentum Fund III, L.P. and the Monarch Pointe Fund, Ltd. As the managing member of MAG Capital, Mr. Firestone has indirect voting and investment control over all of the Mercator entities. The selling stockholder has agreed not to convert the Debentures or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding. The total number of shares and the percentage of share ownership attributed to Mr. Firestone, in the table above, represents the total of all shares of hte four Mercator entities, if there were no contractually imposed limitations on beneficial ownership.
(10) Represents 500,000 common shares owned by Michael Ward. Mr. Ward is the Company's CEO, President and member of the board of directors.
(11)Represents 500,000 common shares owned by Royis Ward.
(12)Represents 500,000 common shares owned by James B. Smith. Mr .Smith is the Company's CFO and Sr. Vice President.
(13)Represents 500,000 common shares owned by Ahmed Karim. Mr. Karim is the Company's Vice President and member of the board of directors.
(14)Represents 500,000 common shares owned by Samuel Simon. Mr. Simon is employed by the Company as an accountant.

                              PLAN OF DISTRIBUTION

In this section of the prospectus, the term "selling stockholder" means and includes: (1) the persons identified in the tables above as the selling stockholders; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The distribution of the common stock by the selling stockholders may be effected: in one or more transactions that may take place on the OTCBB (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTCBB; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock.

The Mercator group of selling stockholders have agreed not initiate short sales of our common stock. Additionally, the Mercator group of selling stockholders have agreed not to sell, in the aggregate during any trading day, shares of our stock totaling more that 20% of the total shares of our stock traded on any such trading day. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the selling stockholders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling stockholders in any offering or distribution of common stock may be deemed "underwriters" within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus.

We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those stockholders may be required to make in respect thereof.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                                             Date became
Name                    Age   Position                       director or officer
--------------------------------------------------------------------------------

Michael Ward            49    Director, President            October 21, 1998
James B. Smith, C.P.A.  51    Chief Financial Officer, V.P.  August 16,2003
Ahmed Karim             33    Director, Vice President       October 21, 1998
Carl Hessel             41    Director                       January 28, 2004
Robert Dowies           54    V.P.                           October 18, 2004


MICHAEL WARD: Mr. Ward is the President, Chief Executive Officer and Chairman of our Board of Directors. Michael Ward has served in his present capacities since October 21, 1998. He is Vice President and Chief Executive Officer of Tidelands Gas Corporation. He is a Manager and Vice President of Development of Rio Bravo Energy, LLC. Mr. Ward has more than 25 years of diversified experience as an oil and gas professional. He was educated in business management and administration at Southwest Texas State University and the University of Texas. He has wide experience in the capacity in which he successfully served in operating oil and gas companies in the United States. During the past 20 years, he has been associated with Century Energy Corporation where his duties and responsibilities were production and drilling superintendent and supervised 300 re-completions and new drills in Duval County, Texas. In association with Omega Minerals, Inc., where he was vice president and part owner, he operated 65 wells in 23 counties in South and West Texas: 17 wells in Seminole and Osage Counties, Oklahoma, 44 wells in Neosho and Wilson Counties, Kansas and 125 wells in Brown, Pike, Schuyler and Scott Counties. Illinois. He was president and owner of Major Petroleum Company. He drilled, completed and produced 42 wells in South and West Texas counties. The company was sold. With Tidelands Oil Corporation, his duties included supervising and performing remedial well work, work-overs and economic evaluation of the corporate properties. The primary area of interest was in Maverick County, Texas. He has performed project financing analysis and consulting of refinery acquisitions for the Yemen government. Currently, he is negotiating new gas purchase and sale contracts, supervising and administering the sale of gas line connections and hookups.

JAMES B. SMITH: On August 16, 2003, we employed James B. Smith to act as an Senior Vice President and Chief Financial Officer. Mr. Smith received a Bachelor of Science from Texas A&M University and a Master of Professional accounting degree from the McCombs School of Business at the University of Texas, Austin. He is licensed as a Certified Public Accountant in Texas and Colorado. From 1996 through 2001, he directed the financial affairs and tax planning for several closely held corporations engaged in land development in Colorado. From 2000 through 2003, he served as Chief Financial Officer for Starr Produce Company, a major produce company with significant subsidiaries in real estate development and agr-business.

AHMED KARIM: Mr. Karim Vice President and director of the Company. He is a graduate of Simon Fraser University. He holds a degree in Business Administration, specializing in marketing and international business. Since 1995 his business experience includes work with Quest Investments Group and Interworld Trade and Finance where his responsibilities included marketing, finance and investor relations.

CARL HESSEL: On January 28, 2004, Mr. Hessel joined our board of directors. Mr. Hessel founded Margaux Investment Management Group, S.A. which is located in Geneva, Switzterland in 2001. Prior to 2001, he served as Vice President of MerrillLynch were he was responsible for creating global high net worth management platform. He began his career at Goldman Sachs and help build the Scandinavian ultra-high net worth market. Mr. Hessel received his M.B.A. from Wharton Business School and a degree in Finance and Management from the University of Pennsylvania. He was awarded the Marcus Wallenberg Foundation's Scholarship.

ROBERT W. DOWIES: On October 18, 2004, we employed Robert W. Dowies as our Vice President of Gas Markets and Supply. Mr. Dowies has 30 years experience in the energy marketing. Ten years as the owner of a natural gas trading company and 20 years with a public utility. Until his employment with Tidelands Oil & Gas Corporation, since 1998, Mr. Dowies worked for Trebor Energy Resources, Inc. in Houston, Texas. His principal responsibilities were the development of financial alliances with various energy merchants and producers providing a $50 million dollar credit support for gas marketing activities, financial trading accounts, pipeline transportation agreements, storage strategies and capital projects. He developed and implemented marketing strategies which resulted in $40 million dollars of annual revenue. He designed and coordinated the construction and implementation of a natural gas gathering system. We entered into a three year employment contract paying him an annual salary of $100,000 which includes an annual stock grant of 100,000 shares.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of all section 16(a) reports they file. Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 2003 2004, all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of more than 10%of its Common Stock were complied with, except as follows: (1) Royis Ward, former officer and director, failed to file eleven Forms 4's representing 13 transactions, Statement of Changes in Beneficial Ownership of Securities, during the 90 day period following his resignation, he also did not file a Form 5, Statement of Annual Beneficial Ownership due February 14, 2003, (2) Ahmed Karim, director and vice president, failed to file seven Forms 4, representing eight transactions during 2003 and a Form 5 due
February 14, 2003, (3) Michael Ward, director and president, failed to file a Form 5 due February 14, 2003. Michael Ward failed to file one Forms 5, Statement of Annual Beneficial Ownership, due February 14, 2004 and three Form's 4 representing two stock grants under his employment agreement and one option exercise, (2)Ahmed Karim failed to file one Form 5, Statement of Annual Beneficial Ownership, due February 14, 2004.

Executive Officer Compensation

The following sets forth the compensation of the officers of the Company in the year ended December 31, 2004.

Summary Compensation.

The following table sets forth the compensation paid by the Company during fiscal year 2004 to its officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Table 1.
                                                       Stock
                                                       Underlying   Stock
Name and Position        Year     Salary     Bonus     Options      Grants

Michael Ward, Pres.      2004     $252,000   $28,550   500,000(1)   1,000,000
James Smith, V.P,CFO     2004     $168,000   $11,996   500,000(1)     552,000(2)
Ahmed Karim, V.P.(3)     2004        -0-       -0-     500,000(1)      -0-
Robert Dowies (4)        2004     $100,000   $ 4,167     -0-         100,000(3)

(1) These stock options were exercised on September 14, 2004 by the delivery of one-year promissory notes in the amount of $110,000 each.
(2) Mr. Smith received a stock grant of 52,800 shares which was issued under the 2003 Stock Grant and Option Plan. He also received 500,000 shares pursuant to his employment agreement under the 2004 Stock Grant and Option Plan.
(3) Mr. Karim received compensation as a director.
(4) Mr. Dowies joined the company on October 18, 2004. His employment agreement entitles him to an annual stock grant of 100,000 shares. The first 50,000 shares will vest and be payable April 18, 2005. Thereafter, stock grants will be payable every six months, October 18 and April 18 for the term of the employment agreement.

Executive Officer Compensation

During 2004, the Company had four executive officers, Michael Ward, James B. Smith, Ahmed Karim and Robert Dowies. Michael Ward's was paid $252,000 salary and a bonus of $28,550. James B. Smith was paid $130,200, plus an $11,996 bonus. Messrs. Ward and Smith have new and different employment agreements for 2004 discussed below in the Employment Agreement paragraph. During 2004 Michael Ward received 1,000,000 shares of common stock as his annual stock grant under the terms of his employment agreement. Mr. Smith received 552,800 shares of common stock as his annual stock grant under the terms of his employment agreement.

We hired Robert Dowies on October 18, 2004 as Vice President. He will work in the area of gas marketing, supply and distribution. We paid Mr. Dowies $19,444 during 2004. We entered into a three year employment contract paying him an annual salary of $100,000 which includes an annual stock grant of 100,000 shares. Mr. Dowies employment agreement stock grant will vest on April 18, 2005. Mr. Karim did not receive any officer salary during 2004.

Director Compensation

On April 11, 2001, the Company agreed to compensate Ahmed Karim, a director, for services provided at the rate of $5,000 per month until June 30, 2003 and $3,000 per month thereafter. For the year ended December 31, 2004, we incurred $36,000 for director compensation. There are no other formal or informal understandings or arrangements relating to director compensation.

On February 5, 2003, we granted Michael Ward and Ahmed Karim common stock options to purchase 500,000 shares each at $0.22 per share. These stock options were exercised on September 14, 2004 and the exercise price was paid by the delivery of $110,000 promissory notes bearing interest at an annual rate of 5% due, on or before September 14, 2005.

Committees of the Board of Directors

Tidelands does not have a Compensation committee. The Board of Directors acts as the Compensation Committee. Tidelands has no compensation written policies outlining factors and criteria underlying awards or payments in relation to executive officers. Michael Ward abstained from voting on his Employment Agreement.

Employment and Consulting Agreements with Management

The Company has entered into employment agreements with the following officers:

MICHAEL WARD - Under the terms of Mr. Ward's employment agreement, commencing January 1, 2004, he was employed as the Company's President and Chief Executive Officer for a term of five (5) years. His base annual salary is $252,000. The annual salary may be increased from year to year, as determined by our board of directors acting as the Compensation Committee, by at least the Consumer Price Index. As additional compensation, Mr. Ward will be entitled to an annual stock grant of One Million (1,000,000) shares. Stock grant dates are June 30 and December 31 each year. As incentive compensation, Mr. Ward will be entitled to additional compensation equal to two percent of our net profits and one percent of the increase in sales over a previous year's sales, effective with the fiscal year ending 2004. Mr. Ward is entitled to all employee benefits as provided by the Company. He is entitled to four weeks paid vacation and an annual automobile allowance of $12,000.

JAMES B. SMITH: Under the terms of Mr. Smith's employment agreement, commencing October 1, 2004, he was employed as the Company's Senior Vice President and Chief Financial Officer for a term of four (4) years. His base annual salary is $168,000. The annual salary may be increased from year to year, as determined by our board of directors acting as the Compensation Committee, by at least the Consumer Price Index. As additional compensation, Mr. Smith will be entitled to an annual stock grant of Five Hundred (500,000) shares. Stock grant dates are October 1 during the four year term. The first year stock grant was paid October 1, 2004. As incentive compensation, Mr. Smith will be entitled to additional compensation equal to two percent of our net profits and one percent of the increase in sales over a previous year's sales, effective October 1, 2004. Mr. Smith is entitled to all employee benefits as provided by the Company. He is entitled to four weeks paid vacation and an annual automobile allowance of $12,000.


ROBERT W.  DOWIES:  We  employed  Mr.  Dowies on  October  26,  2004 as our Vice
President of Gas Markets and Supply. His employment agreement is for a term of three (3) years. His annual salary is $100,000. He is entitled to an annual stock grant of 100,000 common shares. The first 50,000 shares will vest and be payable April 18, 2005. Thereafter, stock grants will be payable every six months, October 18 and April 18 for the term of the employment agreement. Mr.
Dowies is entitled to two (2) weeks paid vacation and all employee benefits as provided by the Company.

Code of Ethical Conduct

Our board of directors adopted a Code of Ethical Conduct which applies to all our Company directors, officers and employees, including our principal executive officer and principal financial officer, principal accounting officer or comptroller, or other persons performing similar functions.


                             PRINCIPAL SHAREHOLDERS

The following table sets forth the Common Stock ownership information as of December 31, 2004, with respect to(i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director of the Company; and (iii) all directors, executive officers and designated stockholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, we believe that each has sole voting and investment power with respect to the shares beneficially owned. The percentages are based on 61,603,359 shares of our common stock issued and outstanding as of December 31, 2004.

(a)      Beneficial Ownership of more than 5% based on  61,603,359 common shares.

Beneficial Ownership of 5%.

Table 1.

    (1)                  (2)                              (3)                  (4)
Title of Class     Name and Address                Amount and Nature     Percent of Class
Common Stock
Common             Mercator Momentum
                   Fund, LP (1)                    2,789,372 (2)(7)      4.53%(8)
                   555 S. Flower St.               Shared Voting and
                   Suite 4500                      Dispositive Power
                   Los Angeles, CA 90071

Common             Mercator Momentum               1,921,811(3)(7)       3.12%
                   Fund III, LP(1)                 Shared Voting and
                   555 S. Flower St.               Dispositive Power
                   Suite 4500
                   Los Angeles, CA 90071

Common             Monarch Pointe                  6,270,597 (4)(7)      9.99%(8)
                   Fund, Ltd. (1)                  Shared Voting and
                   c/o Bank of Ireland             Dispositive Power
                   Securities Services Ltd.
                   New Century House
                   International Fin. Ser.Ctr.
                   Mayor Street Lower
                   Dublin 1
                   Republic of Ireland

Common             MAG Capital, LLC(1)             6,558,009 (5)         9.99%(8)
                   555 S. Flower St.               Shared Voting and
                   Suite 4500                      Dispositive Power
                   Los Angeles, CA 90071



                                       27


Common             David F. Firestone (1)          6,558,009  (6)(7)     9.99% (8)
                   555 S. Flower St                Shared Voting and
                   Suite 4500                      Dispositive Power
                   Los Angeles, CA 90071

Common             ACH Securities, S.A.            4,000,000  (9)        6.49%
                   30 Quai Gustave Ador
                   P.O. Box 6235
                   Geneva, Switzerland

Common             Margaux Investment              3,988,889 (14)        6.47%
                   Management Group
                   9 Rue de Commerce
                   CH 1211 Geneva 11
                   Switzerland

Common             Impact International, LLC (1)   9,829,500(10)         15.95%
                   111 W. 5th St. Ste.720
                   Tulsa, OK 74103

Common             Michael Ward                    6,317,038(11)         10.25%
                   1862 W. Bitters Rd.
                   San Antonio, TX78248
Total                                                                    49.15% (12)

Notes:

(1) Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., MAG Capital, LLC., formerly, Mercator Advisory Group, LLC and David
F. Firestone are referred to "Reporting Persons". Mr. Firestone has voting and investment control over the shares held by Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd. and the MAG Capital, LLC. Each Mercator entity own warrants to purchase shares of our common stock. Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd. each own 7% Convertible Debentures (the "Debentures") issued by us which are convertible into our common stock. Each Debenture is convertible into the number of shares of common stock determined by dividing the principal balance of the Debenture by the Conversion Price at the time of the conversion. The Conversion Price is defined as 85% of the "Market Price", which is defined as the average of the lowest four intra-day trading prices of our common stock during the ten trading days preceding the conversion, however, the Conversion Price may not be less than $0.45 or more than $0.76, adjusted for stock splits and similar events. Upon the occurrence of certain events specified in the Debentures, including any Event of Default, as defined in the Debentures, the Conversion Price will be reduced from 85% of the Market Price to 75% of the Market Price, but in no event higher than $0.76 or lower than $0.45 per share. The documentation governing the terms of the warrants and Debentures contains provisions prohibiting any exercise of the warrants or conversion of the Debentures that would result in the Reporting Persons owning beneficially more than 9.99% of the outstanding common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. The Reporting Persons have never had beneficial ownership of more than 9.99% of our outstanding common stock.

(2) Mercator Momentum Fund, LP is a private investment limited partnership organized under California law. MAG Capital, LLC, a California limited liability company, is its general partner. David F. Firestone is the Managing Member of the MAG Capital, LLC. Mr. Firestone has voting and investment control over the

Mercator Momentum Fund, L.P. Mercator Momentum Fund, LP owns Debentures with a principal balance of $1,270,000 and warrants to purchase up to 835,526 shares of our common stock. The number of shares beneficially owned have been determined using a Conversion Price of $0.65 with respect to the Debentures.

(3) Mercator Momentum Fund III, LP is a private investment limited partnership organized under California law. Mercator Advisory Group, LLC, a California limited liability company, is its general partner. David F. Firestone is the Managing Member of MAG Capital, LLC. Mr. Firestone has voting and investment control over the Mercator Momentum Fund III, L.P. Mercator Momentum Fund III, LP owns Debentures with a principal balance of $835,000 and warrants to purchase up to 575,658 shares of our common stock. The number of shares beneficially owned have been determined using a Conversion Price of $0.65 with respect to the Debentures.

(4) Monarch Pointe Fund, Ltd. is a corporation organized under of the British Virgin Islands. MAG Capital, LLC controls the investments of Monarch Pointe Fund. Mr. Firestone has voting and investment control over the Monarch Pointe Fund, Ltd.. Monarch Pointe Fund owns Debentures with a principal balance of $2,855,000 and warrants to purchase up to 1,878,290 shares of our common stock. The number of shares beneficially owned have been determined using a Conversion Price of $0.65 with respect to the Debentures.

(5) MAG Capital, LLC, formerly, Mercator Advisory Group, LLC., owns warrants to purchase up to 3,289,474 shares of our common stock. Mr. Firestone has voting and investment control over MAG Capital, LLC.

(6) David F. Firestone does not own any of our securities.

(7) The right to vote and the right to dispose of the shares beneficially owned by Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd. are, in each case, shared among either of the three funds, as applicable, and both MAG Capital, LLC and David F. Firestone.

(8) The agreements governing the terms of the 7% Debentures and the warrants contain provisions prohibiting any conversion of the Debentures or exercise of the warrants that would result in the Mercator Momentum Fund, LP, the Mercator Momentum Fund III, LP; the Monarch Pointe Fund, Ltd. , or MAG Capital, LLC; collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, the entities disclaim beneficial ownership in excess of 9.99% of the outstanding shares of our common stock.

(9) Represents 4,000,000 common shares issued and outstanding. Peter Andersson has voting and dispositive power with respect to the securities owned by ACH Securities.

(10) Represents 8,000,000 shares issuable upon the exercise of warrants at the exercise price of $0.335 per share and 1,829,500 shares of common stock. Robert
S. May has voting and dispositive power with respect to the securities owned by Impact International, LLC.

(11) Mr. Ward is the President, Chief Executive officer and Chairman of our Board of Directors.

(12) This total does not reflect the summation of the percentages of beneficial ownership of Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., MAG Capital, LLC and David F. Firestone for the reason set forth in footnote 8. We have included 9.99% once in the summation for all Mercator related entities.

(13) Mercator Group totals only include 9.99%.

(14) Represents 1,988,889 shares of common stock presently issued and outstanding and 2,000,000 shares of common stock issuable upon exercise(a)1,000,000 shares at $0.50 per share, and 1,000,000 shares at $2.50 per share. Carl Hessel has voting and dispositive power with respect to the securities owned by Margaux Investment Management Group.

(b) Security Ownership of Management. Based on 61,603,359 shares as set forth in
(a) above as of December 31, 2004.

         Table 2.

                                                                      Percent of
Title of Class     Name and Address               Amount and Nature   Class

Common             Michael Ward                   6,317,038           10.25%
                   1862 W. Bitters Rd.
                   San Antonio, TX 78248

Common             James B. Smith                 1,042,668(1)        1.69%
                   1862 W. Bitters Rd.
                   San Antonio, TX 78248

Common             Ahmed Karim                    502,500             0.815%
                   1532 Woods Dr.
                   N. Vancouver, B.C.
                   Canada V7R 1A9

Common             Robert W. Dowies               30,000              0.048%
                   1862 W. Bitters Rd.
                   San Antonio, TX 78248

Common             Carl Hessel (2)                4,442,221            7.21%
                   c/o Margaux Investment
                   Management Group, S.A.
                   9 Rue de Commerce
                   CH 1211 Geneva 11
                   Switzerland

   Total                                          12,334,427          20.02%


Notes:
(1) Includes 500,000 shares in the name of Aigle Partners, Ltd. in which Mr. Smith has a partnership interest and 500,000 shares in the name of du Midi Trust, in which Mr. Smith has a beneficial interest.
(2) Mr. Hessel is a partner in Margaux Investment Management Group, S.A. Mr. Hessel also exercises voting and dispositive control over the Margaux securities and as such beneficial ownership reflects 2,000,000 common stock warrants owned by Margaux, 1,988,889 shares owned by Margaux and 453,332 shares owned personally by Mr. Hessel.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

On November 9, 2004, we issued 500,000 common shares to James B. Smith which represents the annual stock grant under the terms of his employment agreement. The stock grant transaction was valued at $151,000.

On October 18, 2004 we entered into an employment agreement with Robert Dowies. Mr .Dowies became a Company Vice President. His annual salary is $ 100,000 including an annual stock grant of 100,000 shares.

On October 13, 2004, we sold Four Million (4,000,000) Tidelands Oil & Gas common shares to ACH Securities, S.A., a company domiciled in Geneva, Switzerland, for Two Million ($2,000,000) Dollars. On October 14, 2004, in connection with the ACH Securities transaction, we issued Margaux Investment Group, S.A. common stock warrants to purchase One Million (1,000,000) Tidelands Oil & Gas common shares for Fifty ($0.50) Cents per share and One Million (1,000,000) shares for $2.50 per share. Mr. Carl Hessel, a company director, is a partner in Margaux Investment Management Group, S.A. and, as such he has an indirect financial interest in the common stock warrants. Mr. Hessel also exercises voting and dispositive control over the Margaux securities.

On September 14, 2004, we issued 500,000 shares of common stock to Michael Ward as a stock grant under his employment agreement. The shares were valued at $106,875.

On September 14, 2004, the following individuals exercised common stock options:

Michael Ward, the Company's President and Director, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

Ahmed Karim, the Company's Vice President and Director, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

James Smith, the Company's Chief Financial Officer, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

On June 30, 2004, we issued 3,322 common shares to Carl Hessel for $ 4,983. Carl Hessel was a member of our board of directors at the time of issuance.

On January 29, 2004, the Company executed an agreement with Royis Ward, the a former officer and director and the father of Michael Ward, our President and CEO, to provide charter air transportation for our Company employees, customers and contractors to job sites and other business related destinations. A $300,000 5% interest bearing loan due January 2007 was advanced by the Company regarding the transaction. The loan balance is credited by air time charges at standard industry rates offset by interest charges computed on the average monthly balance. As of December 31, 2004, the loan balance was $286,606.

On January 8, 2004, we authorized the issuance of 300,000 common shares to Carl Hessel for services valued at $450,000. These shares were issued before Mr. Hessel joined our Board of Directors.

During 2003, the Company had four executive officers, Michael Ward, Royis Ward, James B. Smith and Ahmed Karim. Michael Ward's annual salary is $120,000. Royis Ward's annual salary is $120,000. Royis Ward resigned his officer and director positions on October 1, 2003 and received a $25,000 severance entitlement, which was also accrued. James B. Smith's annual salary was $80,000 beginning August 16, 2003, his employment date. We paid 1,506,272 common shares in lieu of $331,380 accrued wages owed to Michael Wards in 2003. We paid 2,089,897 common shares in lieu of $459,777 accrued wages to Royis Ward in 2003. These shares were issued as stock grants in lieu of compensation under the 2003 Non-Qualified Stock Grant and Option Plan.

On February 5, 2003, we granted Michael Ward, Royis Ward and Ahmed Karim common stock options to purchase 500,000 shares each at $0.22 per share. On August 16, 2003, we granted James B. Smith common stock options to purchase 500,000 shares at $0.22 per share. The options expire March 5, 2005.

On February 18, 2003, effective January 1, 2003, the Company sold 100% of the issued and outstanding common stock of Tidelands Oil Corporation, a Texas corporation and Tidelands Gas Corporation, a Texas corporation, to Royis Ward for a total price of $48,471. This amount was offset against his officer loan of $117,492. See Note 5 to the attached financial statements.

On June 30, 2003, we paid Mr. Karim all of his accrued director compensation by issuing him 340,909 shares in lieu of $75,000.

                                LEGAL PROCEEDINGS

On January 6, 2003, we were served as a third party defendant in a lawsuit titled Northern Natural Gas Company vs. Betty Lou Sheerin vs. Tidelands Oil & Gas Corporation, ZG Gathering, Ltd. and Ken Lay, in the 150th Judicial District Court, Bexar County, Texas, Cause Number 2002-C1-16421. The lawsuit was initiated by Northern Natural Gas when it sued Betty Lou Sheerin for her failure to make payments on a note she executed payable to Northern in the original principal amount of $1,950,000. Northern's suit was filed on November 13, 2002.

Sheerin answered Northern's lawsuit on January 6, 2003. Sheerin's answer generally denied Northern's claims and raised the affirmative defenses of fraudulent inducement by Northern, estoppel, waiver and the further claim that the not does not comport with the legal requirements of a negotiable instrument. Sheerin seeks a judicial ruling that Northern be denied any recovery on the note. Sheerin's answer included a counterclaim against Northern, ZG Gathering, and Ken Lay generally alleging, among other things, that Northern, ZG Gathering, Ltd. and Ken Lay, fraudulently induced her execution of the note. Northern has filed a general denial of Sheerin's counterclaims. Sheerin's answer included a third party cross claim against Tidelands. She alleges that Tidelands entered into an agreement to purchase the Zavala Gathering System from ZG Gathering Ltd. and that, as a part of the agreement, Tidelands agreed to satisfy all of the obligations due and owing to Northern, thereby relieving Sheerin of all obligations she had to Northern on the promissory note in question. She alleges that Tidelands is liable to her for all of her actual damages, costs of the lawsuit and other unstated relief. Tidelands and Sheerin agreed to delay the Tideland's answer date in order to allow time for mediation of the case. Tideland's participated in a mediation on March 11, 2003. The case was not settled at that time. Tideland's answered the Sheerin suit on March 26, 2003. Tideland's answer denies all of Sheerin's allegations. No discovery has been completed at this time. Based on initial investigation, however, Tidelands appears to have a number of potential defenses to Sheerin's claims. Tideland's intends to aggressively defend the lawsuit. At this early stage in the litigation, and in light of our continuing investigation of the facts and the issues in the case, we cannot give a more definitive evaluation of the extent Tideland's liability exposure.

On May 24 and June 16, 2004 respectively, Betty Lou Sheerin filed her first and second amended original answer, affirmative defenses, special exceptions and second amended original counterclaim, second amended original third party cross-actions and requests for disclosure. In these amended pleadings, she sued Michael Ward, Royis Ward, James B. Smith, Carl Hessel and Ahmed Karim in their individual capacities. Her claims against these individuals are for fraud, breach of the Uniform Commercial Code, breach of duty of good faith and fair dealing and conversion. These claims are being vigorously defended.

                            DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share. As of December 31, 2004, there were 61,603,359 shares of common stock issued and outstanding. The holders of the common stock are not entitled to pre-emptive or preferential rights to subscribe to any unissued stock or other securities. The shareholders are not entitled to cumulative voting rights. The common stock is not assessable and not subject to the payment of any corporate debts. The holders of our common stock are entitled to one vote for each share on all matters submitted to the shareholders for vote. Holders are entitled to share ratably in any dividends which may be declared, from time to time, by the board of directors in its discretion, from legally available funds. If we are liquidated, dissolved, or wound up, the holders of common shares are entitled to share pro rata all assets remaining after full payment of all liabilities. There are no conversion rights or redemption or sinking fund provisions for the common stock.

Common Stock Warrants

         Impact Warrants
         ---------------

We amended the Stock Purchase Warrant Agreement dated April 16, 2003 between Tidelands and Impact International, LLC in connection with our purchase of Reef Ventures, LLC. We issued Impact International, LLC a stock warrant for Ten Million (10,000,000) shares of Tideland's common stock, plus such additional shares of common stock which may be issued upon the occurrence of an untimely registration event, less the 500,000 shares we issued to Impact on April 13, 2004. The cash exercise price is $0.335 per share. The expiration date of the warrant is April 16, 2006.

We have agreed to use our best efforts to register the shares issuable upon exercise of the Impact warrant with the SEC so that Impact will be permitted to publicly resell the common shares. We have agreed to use our best efforts to keep the registration statement effective as long as it is necessary for Impact to sell the shares.

If the registration statement is declared effective (i) by April 7, 2005, if the registration is on Form S-3, or (ii) July 7, 2005 if the registration statement is on Form SB-2 or any other registration form, the registration statement will be deemed timely (a "Timely Registration"). In the event of a Timely Registration, Impact will exercise the warrant for all of the remaining shares under the warrant on a cash basis payable by Impact through the execution of a promissory note payable to Tidelands (the "Impact Note"), as of the effective date of the Registration Statement. In the event that we do not accomplish a Timely Registration, then Impact may exercise the warrant at any time after the date which is the last date for a Timely Registration, at its option on a cash basis or pursuant to Section 1.2 of the warrant agreement on a net exercise cashless basis for all the remaining shares under the warrant. If Impact elects to exercise the warrants on a net exercise cashless basis, we will increase the number of shares available for issuance under the warrant, regardless of whether issued for cash or on a net exercise basis so that the total number of shares issued would total 10,000,000 shares.

Until the Registration Statement is declared effective, we are obligated issue 500,000 common shares under the cashless exercise provisions of the Amended Stock Purchase Warrant each 90days period commencing July 14, 2004, until the Registration Statement is declared effective by the SEC.

         Mercator Warrants

As part of our November 18, 2004 financing with Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., and MAG Capital, LLC, formerly, Mercator Advisory Group, LLC ("Mercator Group"), we issued 3 year warrants to purchase up to 3,289,474 shares of our common stock at $0.80 per share and up to 3,289,474 shares of our common stock at $0.87 per share. The shares issuable upon exercise of these warrants have been registered in this registration statement on Form SB-2, of which this prospectus is a part.

o Mercator Momentum Fund, LP 417,763 warrants exercisable at $0.87 and 417,763 warrants exercisable at $0.80;
o Mercator Momentum Fund III, LP 287,829 warrants exercisable at $0.87 and 287,829 warrants exercisable at $0.80;
o Monarch Pointe Fund, LP 939,145 warrants exercisable at $0.87 and 939,145 warrants exercisable at $0.80.
o Mercator Advisory Group, LLC 1,644,737 warrants exercisable at $0.87 and 1,644,737 warrants exercisable at $0.80.

The agreements governing the terms of the warrants contain provisions prohibiting any exercise of the warrants that would result in Mercator Momentum Fund, LP, the Mercator Momentum Fund III, LP; the Monarch Pointe Fund, Ltd., or MAG Capital, LLC; collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, such entities disclaim beneficial ownership in excess of 9.99% of the outstanding shares of our common stock.

7% Convertible Debentures

As a part of our November 18, 2004 financing with the Mercator Group, we issued 7% Convertible Debentures in the aggregate principal amount of $5,000,000. The Debentures mature May 18, 2006. We are required to pay interest monthly. The aggregate monthly interest payment is $29,166.67. The allocation of the debentures is as follows:

o        Mercator   Momentum   Fund,  LP  acquired   $1,270,000  7%  Convertible
         Debentures;
o        Mercator  Momentum  Fund  III,  LP  acquired  $875,000  7%  Convertible
         Debentures;
o        Monarch Pointe Fund, LP acquired $2,855,000 7% Convertible Debentures.

The payment of funds for the debentures is structured in two tranches. On November 19, 2004, we received a total of $3,250,000 which represents 65% of the funds due. We received $1,750,000 balance on the 7% Convertible Debentures two
(2) trading days after we filed this Registration Statement with the SEC.

Each Debenture is convertible into the number of shares of common stock determined by dividing the principal balance of the Debenture by the Conversion Price at the time of the conversion. The Conversion Price is defined as 85% of the "Market Price", which is defined as the average of the lowest four intra-day trading prices of our common stock during the ten trading days preceding the conversion, however, the Conversion Price may not be less than $0.45 or more than $0.76, adjusted for stock splits and similar events. Upon the occurrence of certain events specified in the Debentures, including any Event of Default, as defined in the Debentures, the Conversion Price will be reduced from 85% of the Market Price to 75% of the Market Price, but in no event higher than $0.76 or lower than $0.45 per share.

The agreements governing the terms of the 7% Convertible Debentures contain provisions prohibiting any conversion of the Debentures that would result in Mercator Momentum Fund, LP, the Mercator Momentum Fund III, LP; the Monarch Pointe Fund, Ltd. , or MAG Capital, LLC; collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under
Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, these entities disclaim beneficial ownership in excess of 9.99% of the outstanding shares of our common stock.

Other Warrants

Margaux Investment Management Group owns 2,000,000 common stock warrants 1,000,000 warrants with an exercise price of $0.50 per share and an expiration date of August 14, 2006 and another 1,000,000 with an exercise price of $2.50 with an expiration date October 26, 2007.

Penny Stock Rules

Our common stock is covered by the Securities and Exchange Commission's penny stock rules. These rules include a rule that imposes additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors. Accredited investors are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. The rule may affect the ability of broker-dealers to sell our securities and may also affect the availability ability of purchasers of our stock to sell their shares in the secondary market. It may also cause fewer brokers to be willing to make a market in our common stock and it may affect the level of news coverage we receive.

Stock Transfer Agent

Our Stock Transfer Agent is Signature Stock Transfer Co., Inc. located at One Preston Park, 2301 Ohio Dr., Suite 100, Plano, Texas 75093. The agent's telephone number is (972) 612-4120.

                                  LEGAL MATTERS

The legality of the securities offered hereby has been passed upon by Gregory M. Wilson, Attorney at Law. Mr. Wilson is a shareholder of our Company.

                                     EXPERTS

Our balance sheet as of December 31, 2004 and 2003 and the statements of our operations, shareholders' equity and cash flows for the years then ended, have been included in this prospectus in reliance on the report of Baum & Company, P.A., certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act covering the sale of the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. Certain items of the registration statement are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance where reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, statements about the document are qualified in all respects by that reference and the exhibits and schedules to the exhibits. For further information regarding Tidelands Oil & Gas Corporation and the securities offered under this prospectus, we refer you to the registration statement and those exhibits and schedules, which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Auditors.......................................        F-3

Consolidated Balance Sheets at December 31, 2003 and
December 31, 2004....................................................        F-4

Consolidated Statement of Changes in Stockholders' Equity
for the Years Ended December 31, 2004 and 2003.......................         F5

Consolidated Statement of Operations for the Years Ended
December 31, 2004 and 2003...........................................        F-6

Consolidated Statement of Cash Flows for the Years Ended

December 31, 2004 and 2003...........................................       F7-8

Notes to Consolidated Financial Statements...........................     F-9-25

                              BAUM & COMPANY, P.A.
                        1515 UNIVERSITY DRIVE, SUITE 209
                          CORAL SPRINGS, FLORIDA 33071







                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Tidelands Oil & Gas Corporation
San Antonio, Texas

We have audited the accompanying consolidated balance sheets of Tidelands Oil & Gas Corporation as of December 31, 2004 and 2003, and the related consolidated statements of stockholders' equity (deficit), operations, and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tidelands Oil & Gas Corporation as of December 31, 2004 and 2003, and the results of their consolidated operations and their consolidated cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.



Baum & Company, P.A.
Coral Springs, Florida
April 13, 2005


                         TIDELANDS OIL & GAS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   YEARS ENDED

                                     ASSETS
                                     ------

                                                             December 31,    December 31,
                                                                 2004            2003
                                                             ------------    ------------
Current Assets:
   Cash                                                      $  5,459,054    $    894,457
   Cash Restricted (Note 2)                                        25,000               0
   Accounts and Loans Receivable                                  516,387             228
   Inventory                                                       82,523               0
   Prepaid Expenses (Note 3)                                      487,488          22,209
                                                             ------------    ------------
      Total Current Assets                                      6,570,452         916,894
                                                             ------------    ------------

Property Plant and Equipment, Net (Notes 1, 4)                  9,086,313         604,192
                                                             ------------    ------------

Investment - Reef Ventures, L.P.  (Note 14)                          --            98,629
                                                             ------------    ------------

Other Assets:
   Deposits                                                         4,108           3,800
   Deferred Charges                                               116,250               0
   Note Receivable (Note 10)                                      286,606               0
   Goodwill                                                     1,158,937               0
                                                             ------------    ------------
      Total Other Assets                                        1,565,901           3,800
                                                             ------------    ------------

      Total Assets                                           $ 17,222,666    $  1,623,515
                                                             ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current Liabilities:
   Accounts Payable and Accrued Expenses                     $    574,224    $    813,905
   Notes Payable                                                        0         325,000
                                                             ------------    ------------

      Total Current Liabilities                                   574,224       1,138,905

Long-Term Debt (Note 5)                                        11,731,883            --
                                                             ------------    ------------

      Total Liabilities                                        12,306,107       1,138,905
                                                             ------------    ------------

Commitments and Contingencies (Notes 9, 11, 12)                      --              --

Stockholders' Equity:
   Common Stock, $.001 Par Value per Share,
     100,000,000 Shares Authorized, 61,603,359
     and 44,825,302 Shares Issued and
     Outstanding at 2004 and 2003 Respectively                     61,604          44,826
   Paid-in Capital in Excess of Par Value                      22,537,340      11,072,987
   Subscriptions Receivable                                      (550,000)        (18,000)
   Accumulated (Deficit)                                      (17,132,385)    (10,615,203)
                                                             ------------    ------------
      Total Stockholders' Equity                                4,916,559         484,610
                                                             ------------    ------------

      Total Liabilities and Stockholders' Equity             $ 17,222,666    $  1,623,515
                                                             ============    ============



           See Accompanying Notes to Consolidated Financial Statements
                                       F-4


                        TIDELANDS OIL AND GAS CORPORATION
            STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                                                      Total
                                                                Additional         Stock                          Stockholders'
                                  Common           Stock          Paid-In       Subscription      Accumulated        Equity/
                                  Shares           Amount         Capital        Receivable        (Deficit)        (Deficit)
                               -------------   -------------   -------------    -------------    -------------    -------------
Balance -
  December 31, 2002               33,683,329   $      33,684   $   6,715,108    $     (18,000)   $  (9,266,722)   $  (2,535,930)

Common Stock Issued
  for Cash                           781,395             781       1,049,219             --               --          1,050,000

Common Stock Issued
  for Services Regarding
  $1,000,000 Sale of
  Common Stock                       300,000             300         335,700             --               --            336,000

Fee for Services re: Sale
  of Common Stock                       --              --          (336,000)            --               --           (336,000)

Issuances of Common Stock
  for Services                     4,323,500           4,324       2,187,273             --               --          2,191,597

Issuances of Common
  Stock for Conversion of
  Deferred Officers'
  Salaries                         3,596,169           3,596         787,561             --               --            791,157

Issuance of Common Stock
  for Conversion of Deferred
  Director's Fees                    340,909             341          74,659             --               --             75,000

Issuance of Common
  Stock for Conversion of
  Accrued Legal Fees                 500,000             500          62,000             --               --             62,500

Issuance of Common Stock
  for Conversion of Notes
  Payable                          1,300,000           1,300         197,467             --               --            198,767

Net Loss                                --              --              --               --         (1,348,481)      (1,348,481)
                               -------------   -------------   -------------    -------------    -------------    -------------
Balance -
  December 31, 2003               44,825,302   $      44,826   $  11,072,987    $     (18,000)   $ (10,615,203)   $     484,610

Common Stock Issued
  for Cash                         6,725,545           6,725       6,081,592             --               --          6,088,317

Common Stock Issued
  for Services Regarding
  $4,083,335 Sale of Stock           300,000             300         449,700             --               --            450,000

Fee for Services
  Regarding Sale of
  Common Stock                          --              --          (450,000)            --               --           (450,000)

Issuance of Common
  Stock for Services               6,602,800           6,603       4,596,463             --               --          4,603,066

Issuance of Common
  Stock for Subscription           2,500,000           2,500         547,500         (550,000)            --               --

Issuance of Common
  Stock for Conversion of
  Note Payable and
  Accrued Interest                    75,000              75         113,236             --               --            113,311

Write Off Stock
  Subscription Receivable               --              --              --             18,000             --             18,000

Issuance of Common Stock
  to Acquire 50% of
  Sonterra Energy Corp.              574,712             575         125,862             --               --            126,437

Net Loss                                --              --              --               --         (6,517,182)      (6,517,182)
                               -------------   -------------   -------------    -------------    -------------    -------------
Balance
  December 31, 2004               61,603,359   $      61,604   $  22,537,340    $    (550,000)   $ (17,132,385)   $   4,916,559
                               =============   =============   =============    =============    =============    =============

           See Accompanying Notes to Consolidated Financial Statements

                         TIDELANDS OIL & GAS CORPORATION
                      STATEMENTS OF CONSOLIDATED OPERATIONS
                                   YEARS ENDED

                                                   December 31,    December 31,
                                                       2004            2003
                                                   ------------    ------------
Revenues:
   Gas Sales and Pipeline Fees                     $  1,800,863    $          0
   Construction Service                                  82,975               0
   Other                                                      0         178,856
                                                   ------------    ------------
        Total Revenues                                1,883,838         178,856
                                                   ------------    ------------

Expenses:
   Cost of Sales                                      1,508,891            --
   Operating Expenses                                    99,665          27,767
   Depreciation                                         244,889          43,006
   Interest                                             300,566          53,163
   Officers & Directors Salaries & Fees               1,331,848         313,000
   General and Administrative                         4,965,421       2,624,132
                                                   ------------    ------------

        Total Expenses                                8,451,280       3,061,068
                                                   ------------    ------------

Loss from Operations                                 (6,567,442)     (2,882,212)
Gain on Sale of Subsidiary                                 --         1,533,731
Interest Income                                          50,260            --
                                                   ------------    ------------

Net (Loss)                                         $ (6,517,182)   $ (1,348,481)
                                                   ============    ============

Net (Loss) Per Common Share:
   Basic and Diluted
   -----------------
   (Loss) from Continuing Operations               $      (0.12)   $      (0.07)
   Gain on Sale of Subsidiary                              0.00            0.04
                                                   ------------    ------------
        Total                                      $      (0.12)   $      (0.03)
                                                   ============    ============
Weighted Average Number of Common
   Shares Outstanding                                53,214,230      39,254,316
                                                   ============    ============





           See Accompanying Notes to Consolidated Financial Statements
                                       F-6

                         TIDELANDS OIL & GAS CORPORATION
                      STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   YEARS ENDED


                                                   December 31,    December 31,
                                                       2004            2003
                                                   ------------    ------------

Cash Flows Provided (Required) By
  Operating Activities:
    Net (Loss)
      Continuing Operations                        $ (6,517,182)   $ (1,348,481)
      Discontinued Operations                              --              --
    Adjustments to Reconcile Net (Loss)
         to Net Cash Provided (Required) By
         Operating Activities:

    Depreciation                                        244,889          43,006
    Issuance of Common Stock:
      for Services Provided                           4,603,066       2,191,597
    Officers' Salaries                                     --           185,000
      Changes in:
        Accounts Receivable                            (516,159)         16,078
        Stock Subscriptions Receivable                 (532,000)              0
        Inventory                                       (82,523)         12,155
        Prepaid Expenses                               (465,279)         21,392
        Other Assets                                   (116,558)         (1,805)
        Accounts Payable and Accrued Expenses          (201,370)       (677,815)
                                                   ------------    ------------
Net Cash Provided (Required)
   by Operating Activities                           (3,583,116)        441,127
                                                   ------------    ------------

Cash Flows Provided (Required)
  By Investing Activities:
    (Increase) in Investments                          (933,871)        (98,629)
    Acquisitions of Property, Plant & Equipment      (8,727,010)       (134,505)
    Disposals of Oil
    and Gas Properties                                     --           598,924
                                                   ------------    ------------

        Net Cash Provided (Required)
          by Investing Activities                    (9,660,881)        365,790
                                                   ------------    ------------











           See Accompanying Notes to Consolidated Financial Statements
                                       F-7

                         TIDELANDS OIL & GAS CORPORATION
                      STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (CONTINUED)
                                   YEARS ENDED



                                                   December 31,    December 31,
                                                       2004            2003
                                                   ------------    ------------

Cash Flows (Required) Provided
   by Financing Activities:
      Proceeds from Issuance of Common Stock          6,638,317       1,050,000
      Proceeds from Long-Term Loans                   6,731,883            --
      Proceeds from Issuance of
        Convertible Debentures                        5,000,000            --
      Repayment of Short-Term Loans                    (250,000)           --
      Repayment of Loans Due to Related Parties            --          (933,554)
      Proceeds of Loans from Related Parties               --            80,349
      Loan to Related Party                            (286,606)           --
      Repayment of current Maturities of
        Long-Term Debt                                     --          (302,924)
                                                   ------------    ------------

Net Cash (Required) Provided by
  Financing Activities                               17,833,594        (106,129)
                                                   ------------    ------------

Net Increase in Cash                                  4,589,597         700,788
Cash at Beginning of Period                             894,457         193,669
                                                   ------------    ------------
Cash at End of Period                              $  5,484,504    $    894,457
                                                   ============    ============

Supplemental Disclosures of
  Cash Flow Information:
    Cash Payments for Interest                     $     38,320    $     38,773
                                                   ============    ============

    Cash Payments for Income Taxes                 $          0    $          0
                                                   ============    ============
Non-Cash Financing Activities:
  Issuance of Common Stock:
    Operating Activities                           $  4,603,066    $  2,191,597
    Repayment of Loans                                   75,000         198,767
    Payment of Accounts Payable                          38,311          62,500
    Repayment of Loans from Related Parties               --           866,157
    Acquisition Cost                                   126,437            --
                                                  ------------    ------------

    Total Non-Cash Financing Activities           $  4,842,814    $  3,319,021
                                                  ============    ============





           See Accompanying Notes to Consolidated Financial Statements
                                       F-8

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------   ------------------------------------------

         This summary of significant accounting policies is presented to assist in understanding these consolidated financial statements. The consolidated financial statements and notes are representations of management who is responsible for their integrity and objectivity. The accounting policies used conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of these consolidated financial statements.

         Organization
         ------------

         Tidelands Oil and Gas Corporation (the Company and formerly C2 Technologies, Inc.), was incorporated in the state of Nevada on February 25, 1997. On December 1, 2000, the Company completed its acquisition of Rio Bravo Energy, LLC and their related entities thereby making Rio Bravo Energy, LLC a wholly-owned subsidiary of the Company. During 2004, the Company acquired all of the stock of Sonterra Energy Corporation (Sonterra) and through this wholly-owned subsidiary, the Company purchased all of the assets of a gas distribution organization (see Note 14-Acquisitions). The Company also, during 2004, increased its ownership interest from 25% to 98% in Reef Ventures, LP and their wholly-owned subsidiaries (Reef International LLC and Reef Marketing
         LLC) (see Note 14-Acquisitions).

         Nature of Operations
         --------------------

         The Company currently operates a natural gas pipeline between Eagle Pass, Texas and Piedras Negras, Mexico and a propane distribution system serving residential customers in the Austin, Texas area. In addition, the company is planning the reopening of its gas processing plant and pipeline in Texas and is engaged in the development of natural gas storage facilities in Mexico.

         Principles of Consolidation
         ---------------------------

         The  consolidated  financial  statements  include  the  accounts of the
         Company   and   its   wholly-owned   subsidiaries.    All   significant
         inter-company accounts and transactions have been eliminated.

         Fair Value of Financial Instruments
         -----------------------------------

         Statement of Financial Accounting Standards No. 107 "Disclosure About Fair Value of Financial Instruments," requires the disclosure of the fair value of off-and-on balance sheet financial instruments. Unless otherwise indicated, the fair values of all reported consolidated assets and consolidated liabilities, which represent financial instruments (none of which are held for trading purposes), approximate the carrying values of such amounts.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------

         Use of Estimates
         ----------------

         The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         Property, Plant and Equipment
         -----------------------------

         Property, plant and equipment are recorded at historical cost. Depreciation of property, plant and equipment is provided on the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations. Additions and betterments, which extend the useful lives of the assets, are capitalized. Upon retirement or disposal of the property, plant and equipment, the cost and accumulated depreciation are eliminated from the accounts, and the resulting gain or loss is reflected in operations.


         Long-Lived Assets
         -----------------

         Statement of Financial Accounting Standards 144 (SFAS 144) "Accounting for the Impairment or disposal of long-lived assets" requires that long-lived assets to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset, and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

         The requirements of SFAS 144 and the evaluation by the Company did not have a significant effect on the consolidated financial position or results of consolidated operations.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------

         Income Taxes
         ------------

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards 109 (SFAS 109) "Accounting for Income Taxes," which requires the establishment of a deferred tax asset or liability for the recognition of future deductions of taxable amounts and operating loss carryforwards, Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. If necessary, the Company will establish a valuation allowance to reduce any deferred tax asset to an amount which will, more likely than not, be realized.

         Net (Loss) Per Common Share
         ---------------------------

         The Company accounts for net (loss) per share in accordance with Statement of Financial Accounting Standard 128 ("SFAS 128") "Earnings per Share". Basic (loss) per share is based upon the net (loss) applicable to the weighted average number of common shares outstanding during the period. Diluted (loss) per share reflects the effect of the assumed conversions of convertible securities and exercise of stock options only in the periods in which such affect would have been dilutive.

         Goodwill
         --------

         Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable assets of businesses acquired. Statement of Financial Accounting Standards No. 142 (SFAS142), "Goodwill and other Intangible Assets" requires Goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. In management's opinion, there has been no impairment to the value of the value of recorded goodwill during the year ended December 31, 2004.

         New Accounting Standards
         ------------------------

         In June 2001, Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations", (SFAS No. 143) was issued and is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of SFAS 143 does not have a material effect on our consolidated financial statements.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
------   ------------------------------------------------------


         New Accounting Standards (Continued)
         ------------------------------------

         In July 2002, Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", (SFAS No. 146) was issued and is effective for periods beginning after December 31, 2002. SFAS No. 146 requires, among other things, that costs associated with an exit activity (including restructuring and employee and contract termination costs) or with a disposal of long-lived assets be recognized when the liability has been incurred and can be measured at fair value. Companies must record in earnings from continuing operations costs associated with an exit or disposal activity that does not involve a discontinued operation. Costs associated with an activity that involves a discontinued operation would be included in the results of discontinued operations. The implementation of the provisions of SFAS No. 146 does not have a material effect on the consolidated financial statements.

         In December 2002, Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation, (SFAS No. 148) was issued and is effective for fiscal years beginning after December 15, 2002. SFAS No. 148 amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123) to require prominent disclosures in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company had decided not to voluntarily adopt the SFAS No. 123 fair value method of accounting for stock-based employee compensation. Therefore, the new transition alternatives allowed in SFAS No. 148 will not affect the consolidated financial statements.

NOTE 2 - RESTRICTED CASH
------   ----------------

         Restricted cash consists of a certificate of deposit to secure a letter of credit issued to the Railroad Commission of Texas.


                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 3 - PREPAID EXPENSES
------   ----------------

         A summary of prepaid expenses at December 31, 2004 and December 31, 2003 is as follows:

                                                     December 31,   December 31,
                                                         2004           2003
                                                     ------------   ------------

         Prepaid Expenses                            $      4,802   $     16,000
         Prepaid Insurance                                 82,318          6,139
         Prepaid License Fee                               79,500              0
         Prepaid Financing                                310,000              0
         Prepaid Rent                                       8,301              0
         Prepaid Interest                                   2,567             70
                                                     ------------   ------------
                                                     $    487,488   $     22,209
                                                     ============   ============

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT
------   -----------------------------

         A summary of property, plant and equipment at December 31, 2004 and December 31, 2003 is as follows:


                                                                                  Estimated
                                                    December 31,   December 31,    Economic
                                                        2004           2003           Life
                                                   ------------   ------------   ------------
          Pre-Construction Costs:
            International Crossings to Mexico      $     27,601   $     20,600   N/A
             Mexican Gas Storage Facility
               and Related Pipelines                    928,232       112,708    N/A
             Propane Distribution Systems               207,415             0    N/A
                                                   ------------   ------------
                Total                                 1,163,248        133,308
         Office Furniture, Equipment and
           Leasehold Improvements                        46,141         19,449    5 Years
         Pipelines - Domestic                           431,560        431,560   15 Years
         Pipeline - Eagle Pass, TX to Piedras
           Negras, Mexico                             6,106,255              0   20 Years
         Gas Processing Plant                           186,410        166,410   15 Years
         Tanks & Lines - Propane Distribution
           System                                     1,596,439              0    5 Years
         Machinery and Equipment                         57,180              0    5 Years
         Trucks, Autos and Trailers                      63,175              0    5 Years
                                                   ------------   ------------

                Total                                 9,650,408        750,727
         Less:  Accumulated Depreciation                564,095        146,535
                                                   ------------   ------------

                Net Property, Plant and Equipment  $  9,086,313   $    604,192
                                                   ============   ============

         Depreciation expense for the years ended December 31, 2004 and December 31, 2003 was $244,889 and $43,006 respectively.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 5 - LONG-TERM DEBT
------   --------------

         A summary of long-term debt at December 31, 2004 and December 31, 2003 is as follows:

                                                     December 31,   December 31,
                                                         2004           2003
                                                     ------------   ------------


         Note Payable, Unsecured, 10% Interest
           Bearing, Maturing December 31, 2004       $          0   $    250,000

         Note Payable, Unsecured, 10% Interest
           Until April 17, 2001, 18% Interest
             Thereafter, Payable on Demand                      0         75,000

         Note Payable, Secured, Interest Bearing
           at 2% Over Prime Rate, Maturing
              May 25, 2008                              6,731,883              0

         Convertible Debentures, Unsecured,
            7% Interest Bearing,
               Maturing May 18, 2006                    5,000,000              0
                                                     ------------   ------------
                                                       11,731,883        325,000

         Less:  Current Maturities                              0        325,000
                                                     ------------   ------------

                   Total Long-Term Debt              $ 11,731,883   $          0
                                                     ============   ============

         Summary of Terms of Convertible Debenture and Warrants:
         -------------------------------------------------------

         On November 18, 2004, the Company entered into a Securities Purchase Agreement with Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, LP, (collectively, "the Funds") and Mercator Advisory Group, LLC ("Mercator"). In exchange for $5,000,000, the Company issued to the "Funds" and Mercator Advisory Group, 7% convertible debentures with a maturity date of May 18, 2006. Under the terms of the agreement, the Company is obligated to make monthly interest payments until maturity of $29,166.67.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 5 - LONG-TERM DEBT (CONTINUED)
------   --------------------------


         The 7% Convertible Debentures are convertible into the Company's common stock at a 15% discount to the market price at the time of conversion, subject to a $0.45 floor and a $0.76 ceiling.

         The Company has granted the Funds and Mercator registration rights on these securities. If the Company does not have its registration statement effective within 90 days from filing, or extend its best efforts to do so, the discount will be increased to 25% of the market price at the time of conversion.

                  o In connection with this financing the Company issued 6,578,948 common stock warrants which expire November 18, 2007. The warrants are exercisable at prices ranging from $.80 to $.87.

NOTE 6 - INCOME TAXES
------   ------------

         The Company files a consolidated federal income tax return. At December 31, 2004, the Company had a net operating loss carry forward of approximately $16,330,000 available to offset future federal taxable income through 2024.

         The components of the deferred tax assets and liabilities accounts at December 31, 2004 are as follows:

                     Total Deferred Tax Assets                        $5,517,000
                     Less:  Valuation Allowance                        5,517,000
                                                                      ----------
                     Deferred Tax Asset (Liability)                   $        0
                                                                      ==========

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 7 - COMMON STOCK TRANSACTIONS
------   -------------------------

         During January and February 2004, the Company issued 2,722,223 shares of restricted common stock for $4,083,335

         On January 8, 2004, the Company authorized the issuance of 200,000 shares of its common stock for 2004 legal fees valued at $344,000 under the Stock Grant and Option Plan.

         On January 8, 2004, the Company issued 300,000 shares of its restricted valued at $450,000 regarding the private placement of the Company's common stock.

         On January 8, 2004, the Company authorized the issuance of 700,000 shares of its restricted common stock for consulting services valued at $1,050,000. These shares were issued during January and February 2004.

         On January 8, 2004, the Company issued 52,800 shares of its common stock valued at $90,816 to a Company officer under the Stock Grant and Option Plan.

         On January 8, 2004, the Company approved the issuance of 75,000 shares of its restricted common stock in payment of a $75,000 promissory note and $38,311 of accrued interest. These shares were issued February 3, 2004.

         During the second quarter 2004, the Company issued 3,322 shares of its restricted common stock for $4,983.

         On April 12, 2004, the Company issued 500,000 shares of its restricted common stock valued at $497,000 to Impact International, Inc. pursuant to the terms of the purchase of Reef Venture, L.P. described above.

         On April 15, 2004, the Company issued 700,000 shares of its restricted common stock for consulting services valued at $728,000.

         On April 15, 2004, the Company issued 450,000 shares of its restricted common stock for consulting services valued at $468,000.

         On July 2, 2004, the Company issued 500,000 shares of its restricted common stock valued at $250,625 to Impact International, Inc. pursuant to the terms of purchase of Reef Ventures, L.P. described above.

         On August 1, 2004, the Company issued 1,000,000 shares of its restricted common stock valued at $383,750 pursuant to a one-year contract to provide consulting services.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 7 - COMMON STOCK TRANSACTIONS (CONTINUED)
------   -------------------------------------

         On September 14, 2004, the Company issued 4,000,000 shares of its restricted common stock for $2,000,000 which was received during October 2004.

         On September 14, 2004, the Company issued 500,000 shares of its restricted common stock valued at $106,875 pursuant to an employment contract with an officer of the Company.

         On September 14, 2004, three current officers and directors, a prior officer/director and an employee of the Company each exercised a warrant to acquire 500,000 shares of restricted common stock for $110,000. The parties also executed a one-year promissory note bearing 5% P.A. interest in favor of the Company and a security agreement against the newly issued stock until full payment has been remitted.

         On October 14, 2004, the Company approved issuance of 500,000 shares of its restricted common stock valued at $160,000 for legal services in connection with the preparation of a SB-2 registration statement filed on December 17, 2004.

         On November 1, 2004, the Company approved the issuance of 500,000 shares of its common stock valued at $435,000 pursuant to an employment contract with an officer of the Company.

         On November 1, 2004, the Company issued 500,000 shares of its restricted common stock valued at $110,000 to Impact International, Inc. pursuant to the terms of purchase of Reef Ventures, L.P. described above.

         On November 1, 2004, the company issued 574,712 shares of its restricted common stock valued at $126,437 in connection with the acquisition of 50% of the outstanding common stock at Sonterra Energy Corporation, now a wholly-owned subsidiary of the Company.

         On November 3, 2004, the Company issued 500,000 shares of its restricted common stock valued at $151,000 pursuant to an employment contract with an officer of the Company.


                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 8 - STOCK  OPTIONS,  STOCK  WARRANTS AND SHARES  RESERVED  FOR  CONVERTIBLE
------   DEBENTURES
         -----------------------------------------------------------------------

         The following table presents the activity for options, warrants and shares reserved for issuance upon conversion of outstanding convertible debentures:

                                                              Shares Reserved      Weighted
                                     Stock          Stock     for Convertible       Average
                                    Options        Warrants      Debentures      Exercise Price
                                   ----------     ----------     ---------      --------------
Outstanding - December 31, 2003     2,500,000      8,516,807             0          $0.31
Granted / Issued                      250,000     10,562,141     1,111,111           0.69
Exercised                          (2,500,000)    (1,500,000)            0           0.14
                                   ----------     ----------     ---------          -----

Outstanding - December 31, 2004       250,000     17,578,948     1,111,111          $0.60
                                   ==========     ==========     =========          =====


         Note: The 11,111,111 shares represents the maximum shares which could be issued upon conversion of the convertible debentures at the minimum stock price level of $.45; 6,578,948 shares represents the minimum shares which could be issued upon conversion of the convertible debentures at the maximum stock price level of $.76. (See NOTE 5-Summary of Terms of Convertible Debentures and Warrants)

         The 2003 Non-Qualified Stock Grant and Option Plan has 210,122 shares remaining available for future issuance while the 2004 Non-Qualified Stock Grant and Option Plan has 4,500,000 shares remaining available for future issuance.

                     Accounting for Stock Based Compensation

         As allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company has elected to apply the intrinsic-value-based method of accounting. Under this method, the Company measures stock based compensation for option grants to employees assuming that options granted at market price at the date of grant have no intrinsic value. Restricted stock awards were valued based on the discounted market price of a share of non-restricted stock on the date earned. No compensation expense has been recognized for stock-based incentive compensation plans other than for restricted stock awards pursuant to executive employment agreements.

NOTE 9 - COMMITMENT FOR SUITE LICENSE AGREEMENT
------   --------------------------------------

         On June 4, 2004, the Company entered into a Suite License Agreement with the San Antonio Spurs, L.C.C. commencing July 1, 2004 for a period of five years. The annual license fee for the first year is $159,000 and is subject to a 6% per annum price escalation thereafter. The annual fee is payable in installments as indicated in the agreement.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 9 - COMMITMENT FOR SUITE LICENSE AGREEMENT (Continued)
------   --------------------------------------------------

         The future annual license fee commitments are as follows:

                2005                             $  168,540
                2006                                178,652
                2007                                189,371
                2008                                200,733
                                                 ----------
                                                 $  737,296
                                                 ==========

NOTE 10 - RELATED PARTY TRANSACTION
-------   -------------------------

         The Company executed an agreement in January 2004 with a related party to provide charter air transportation for its employees, customers and contractors to job sites and other business related destinations. A $300,000 5% interest bearing loan due in January 2007 was made by the Company regarding the transaction. The loan balance is credited by airtime charges at standard industry rates offset by interest charges computed on the average monthly balance. At December 31, 2004, the loan balance was $286,606.

 NOTE 11 - LEASES
 -------   ------

         The Company entered into an operating lease on August 1, 2003 for the rental of its executive office at a monthly rent of $3,400, expiring November 30, 2005.

         The Company's wholly owned subsidiary, Sonterra Energy Corporation, entered into an operating lease on October 1, 2004 for a propane tank site at an annual rent of $10,000 expiring September 30, 2019.

         Future commitments under the operating lease are as follows:

                Year Ending                        Total
                -----------                      ----------
                   2005                          $   47,400
                 2006-2019                          137,500
                                                 ----------
         Total Minimum Lease Payments            $  184,900
                                                 ==========

         Rent expense for the years ended December 31, 2004 and 2003 was $43,300 and $28,100, respectively.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 12 - COMMITMENTS AND CONTINGENCIES
-------   -----------------------------

         The Company is subject to the laws and regulations relating to the protection of the environment. The Company's policy is to accrue environmental and related cleanup costs of a non-capital nature when it is both probable that a liability has been incurred and when the amount can be reasonably estimated. Although it is not possible to quantify with any degree of certainty the financial impact of the Company's continuing compliance efforts, management believes any future remediation or other compliance related costs will not have a material adverse effect on the consolidated financial condition or reported results of consolidated operations of the Company.

NOTE 13 - LITIGATION
--------  ----------

         On January 6, 2003, the Company was served as a third party defendant in a lawsuit titled Northern Natural Gas Company vs. Betty Lou Sheerin vs. Tidelands Oil & Gas Corporation, ZG Gathering, Ltd. and others, in the 150th Judicial District Court, Bexar County, Texas, Cause Number 2002-C1-16421. The lawsuit was initiated by Northern Natural Gas Company (Northern) when it sued Betty Lou Sheerin for her failure to make payments on a note she executed payable to Northern in the original principal amount of $1,950,000. Northern's suit was filed on November 13, 2002. Sheerin answered Northern's lawsuit on January 6, 2003. Sheerin's answer generally denied Northern's claims and raised the affirmative defenses of fraudulent inducement by Northern, estoppel, waiver and the further claim that the note does not comport with the legal requirements of a negotiable instrument.

         Sheerin seeks a judicial ruling that Northern be denied any recovery on the note. Sheerin's answer included a counterclaim against Northern, ZG Gathering, and others generally alleging, among other things, that Northern, ZG Gathering, Ltd. and others, fraudulently induced her execution of the note. Northern has filed a general denial of Sheerin's counterclaims. Sheerin's answer included a third party cross claim against Tidelands Oil & Gas Corporation. She alleges that Tidelands entered into an agreement to purchase the Zavala Gathering System from ZG Gathering, Ltd. and that, as a part of the agreement, Tidelands agreed to satisfy all of the obligations due and owing to Northern, thereby relieving Sheerin of all obligations she had to Northern on the promissory note in question.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 13 - LITIGATION (CONTINUED)
--------  ----------------------

         She alleges that Tidelands is liable to her for all of her actual damages, costs of the lawsuit and other unstated relief. Tidelands and Sheerin agreed to delay the Tidelands' answer date in order to allow time for mediation of the case. Tidelands participated in mediation on March 11, 2003. The case was not settled at that time. Tidelands answered the Sheerin suit on March 26, 2003. Tidelands' answer denies all of Sheerin's allegations. No discovery has been completed at this time. Based on initial investigations, however, Tidelands appears to have a number of potential defenses to Sheerin's claims and Tidelands intends to aggressively defend the lawsuit.

         In September 2002, as a pre-closing deposit to the purchase of the ZG pipelines, the Company executed a $300,000 promissory note to Betty L. Sheerin, a partner of ZG Gathering, Ltd. In addition, the Company issued 1,000,000 shares of its restricted common stock to various partners of ZG Gathering, Ltd. The company believes that the aforementioned promissory note and shares of restricted common stock will be cancelled based upon the outcome of the litigation described above. Accordingly, the Company's financial statements reflect that position.

NOTE 14 - ACQUISITIONS
-------   -------------

         Reef Ventures, L.P. Transaction
         -------------------------------

         On May 25, 2004, the Company entered into a Purchase and Sale Agreement for Reef Ventures, L.P. by and between Impact International, LLC ("Impact") and Coahuila Pipeline, LLC. ("Coahuila"), (jointly "Seller") and Tidelands Oil & Gas Corporation ("Tidelands") and Arrecefe Management, LLC ("Arrecefe"), (jointly "Buyer"). The transaction closed on June 18, 2004.

         Purchase and Sale Agreement - Background
         ----------------------------------------

         Reef Ventures, L.P. was formed in Texas on April 16, 2003. Coahuila owned one percent (1%) of Reef Ventures, L.P. Impact was a limited partner of Reef Ventures and owned seventy-two percent (72%) of Reef Ventures, L.P. Tidelands formed Arrecefe Management, L.L.C., a Texas limited liability company, to act as the general partner for Reef Ventures, L.P. Tidelands had already owned twenty-five percent (25%) of Reef Ventures, L.P.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 14 - ACQUISITIONS (CONTINUED)
-------   ------------------------

         Summary of Purchase and Sale Agreement

         The Company and Arrecefe purchased Impact's and Coahuila's units of interest in Reef Ventures, L.P., respectively. Impact financed the sale of the Reef interests by taking back a promissory note (the "Tidelands Note") in the amount of $6,523,773 payable as follows:

         (a) The "Tidelands Note" bears interest at prime plus two (2%) percent. The note calls for quarterly interest payments during the first fifteen
         (15) months, and thereafter, principal and interest would be due quarterly amortized over twenty (20) years, but not to exceed an amount equal to One Hundred (100%) percent of Reef's net cash flow. The unpaid balance of the note would be due at the end of the fourth year.

         (b) The Tidelands' note is secured by (i) a deed of trust (the "Deed of Trust") from the Partnership to Impact, covering the pipeline and related facilities, easements, rights-of-way and the Gas Contracts which comprise the project, being that 12-inch pipeline Project for transporting natural gas from Eagle Pass Texas to Piedras Negras, Mexico, defined in the Partnership Agreement.

         The Deed of Trust would include a present assignment of Reef's rights to receive cash flow from the Gas Project which would be exercisable by Impact only upon default under the Tidelands' Note, Reef guarantee, or Reef Deed of Trust. (ii) a guaranty of payment and performance from the Partnership (the "Partnership Guaranty"), and (iii) a pledge agreement whereby the Partnership pledges to Impact its 98% membership interest in Reef.

         Summary of Amendment to Warrant and Registration Rights Agreements

         During 2004, the Stock Purchase Warrant Agreement dated April 16, 2003 was amended. The amended Agreement provides that the total number of shares which Impact is entitled to receive under the warrant is Ten Million (10,000,000) shares of Tidelands' common stock, plus such additional shares of common stock which may be issued upon the occurrence of an untimely registration event, less the 500,000 shares previously issued to Impact on April 13, 2004. The exercise price is $0.335 per share. The expiration date of the warrant is extended to April 16, 2006.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 14 -  ACQUISITIONS (CONTINUED)
-------    ------------------------

         The Company has agreed to use its best efforts to register the shares under the warrant with the Securities and Exchange Commission so that Impact will be permitted to publicly resell the common shares. Tidelands agreed to use its best efforts to keep the registration statement effective as long as it is necessary for Impact to sell the shares.

         If the registration statement is declared effective (i) by April 7, 2005, if the registration is on Form S-3, or (ii) July 7, 2005, if the registration statement is on Form SB-2 or any other registration form, the registration statement will be deemed timely (a "Timely Registration"). In the event of a Timely Registration, Impact will exercise the warrant for all of the remaining shares under the warrant on a cash basis payable by Impact through the execution of a promissory note payable to Tidelands (the "Impact Note"), as of the effective date of the registration statement. In the event that the Company does not accomplish a Timely Registration, then Impact may exercise the warrant at anytime after the date which is the last date for a Timely Registration, at its option on a cash basis or pursuant to Section 1.2 of the warrant agreement on a net exercise cashless basis for all the remaining shares under the warrant. If Impact elects to exercise the warrants on a net exercise cashless basis, we will increase the number of shares available for issuance under the warrant, regardless of whether issued for cash or on a net exercise basis, so that the total number of shares issued would total 10,000,000 shares.

         If the registration statement is not filed or declared effective on or before July 14, 2004, the Company will be obligated to issue 500,000 common shares under the cashless exercise provisions of the amended Stock Purchase Warrant. For each 90 day period that the registration statement was not filed or declared effective, the Company would continue to issue 500,000 share blocks of common stock, until declared effective. Accordingly, the Company issued 500,000 restricted common shares during July and 500,000 restricted common shares during November since the registration statement was not filed by October 14, 2004.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 14 - ACQUISITIONS (CONTINUED)
-------   ------------------------

         The unaudited pro-forma condensed consolidated results of operations of the Company have been prepared as if the acquisition of the seventy-three percent (73%) of Reef Ventures, L.P. had occurred January 1, 2004:

                              Tidelands Oil & Gas Corporation
                      Condensed Consolidated Statement of Operations
                               Year Ended December 31, 2004
                                        "Proforma"
                                        (Unaudited)


         Revenues                                                 $   4,526,340
         Net (Loss)                                               $  (6,577,712)
         Net (Loss) Per Common Share - Basic                      $       (0.12)
         Weighted Average Shares Outstanding - Basic                 53,214,230
         Net (Loss) Per Common Shares - Diluted                   $       (0.09)
         Weighted Average Shares Outstanding - Diluted               73,192,763

         Stock Purchase Warrant

         On April 16, 2003, the Company issued a stock purchase warrant for the purchase of common shares of the Company's outstanding stock at the time of exercise, which as of December 31, 2003 would be 8,516,807 shares. This number represents common stock available under the terms and conditions of a Stock Purchase Warrant Agreement where Impact has the right to acquire 19% of the issued and outstanding common stock of the Company. The warrant agreement is subject to an anti-dilution provision. Impact has given the Company notice of its intent to exercise the warrant. The Company has not issued any common shares to date.

         This sale included the commitment of Impact Energy Services and related entities to construct and fund, up to $8,000,000, for multiple international pipelines from South Texas to Mexico.

         Pursuant to contractual obligation for these transactions, the maximum exercise price is $.335 which could be reduced to zero depending on the market price at time of exercise.

                         TIDELANDS OIL & GAS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 14 - ACQUISITIONS (CONTINUED)
-------   ------------------------

         ONEOK PROPANE DISTRIBUTION COMPANY
         ----------------------------------

         On November 1, 2004, through the Company's subsidiary, Sonterra Energy Corporation, we entered into an Asset Purchase and Sale Agreement with ONEOK Propane Distribution Company, a division of ONEOK Propane Company, a Delaware corporation. The Company purchased the assets of this division for Two Million ($2,000,000). The assets consist of propane distribution systems, including gas mains, yard lines, meters and storage tanks, serving thirteen residential subdivisions in the Austin, Texas, Area.

         The propane distribution system is comprised of approximately 25 miles of gas main pipe, 75,000 feet of yard lines, 850 meters, and storage tanks with a combined capacity of 156,000 gallons.

         The purchase price was allocated as follows:

         Gas mains, yard lines, meters and storage tanks              $1,708,786
         Inventory of propane and construction materials                  76,415
         Goodwill                                                        219,799
                                                                      ----------
                                                                      $2,000,000
                                                                      ==========

You  should  rely  only  on the  information
contained  in this  document  or to which we
have  referred  you. We have not  authorized
anyone to provide you with  information that
is different. This document may only be used
where it is legal to sell these  securities.
The information in this document may only be
accurate on the date of this document.                     Common Stock

              ----------------------------------

                      TABLE OF CONTENTS
FORWARD LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS
DIVIDENDS AND DIVIDEND POLICY                              _________________
MARKET FOR COMMON EQUITY AND
RELATED SHAREHOLDER MATTERS                                    PROSPECTUS
BUSINESS                                                   _________________
PROPERTIES
MANAGEMENT'S DISCUSSION AND
ANALYSIS
PLAN OF DISTRIBUTION
DIRECTORS AND EXECUTIVE OFFICERS
PRINCIPAL SHAREHOLDERS
TRANSACTIONS WITH MANAGEMENT                              Dated April __, 2004
AND OTHERS
LEGAL PROCEEDINGS
DESCRIPTION OF SECURITIES
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
EXHIBITS

                         Tidelands Oil & Gas Corporation

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         The Nevada Corporation Law and the Company's Certificate of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity, except for liabilities arising from such person's own misconduct or negligence in performance of duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

SEC Registration Fee                 $ 3,389.00
Blue Sky Fees and Expenses           $
Accounting Fees and Expenses         $
Legal Fees and Expenses              $
Miscellaneous                        $

         Total                       $

Item 26. Recent Sales of Unregistered Securities

During the period the preceding three years we issued the following securities in exempt transactions not requiring registration:

On December 31, 2001, the Company authorized for issuance to Guernsey J.V. Partners 563,809 shares of restricted common stock to settle a contract dispute at a value of $259,352.

On December 31, 2001, the Company authorized for issuance to Stanley Merdinger 250,000 shares of restricted common stock at a value of $118,000 as a additional consideration for a $250,000 loan.

On January 8, 2002, the Company issued 2,000,000 common shares to Redec & Associates, LLC as consideration for a three-year financial consulting services contract valued at $860,000.

On January 25, 2002, the Company issued 2,000,000 common shares to Redec & Associates, LLC valued at $832,000 for assisting the company with the procurement of a $10,000,000 financing in connection with the construction of our proposed international pipeline.

On March 1, 2002, the Company issued 20,000 common shares to Momentum Group for website planning and construction services valued at $7,040.

On May 30, 2002, the Company issued 1,967,016 common shares to two officers in payment of direct loans and expense reimbursements. The transaction was valued at $678,621.

On May 30, 2002, the Company issued 173,913 shares to a company director as a directors fee. The transaction was valued at $60,000.

On September 10, 2002, we entered into a Settlement and Release Agreement with Swartz Private Equity, LLC. This Agreement settled the litigation between
Tidelands and Swartz. On September 16, 2002, we authorized the issuance and issued 1,200,000 common shares to Swartz Private Equity, LLC in connection with Swartz's cashless exercise of common stock warrants based on Rule 144(d)(3)(ii) and (k). We had originally issued common stock warrants to Swartz based on the
Section 4(2), and, or Regulation D Rule 506 Securities Act transaction exemption for its financing commitment on September 7, 2000. The warrants, among other items, were the subject matter of the litigation. This transaction was valued at $492,000.

On September 16, 2002, we authorized the issuance of 280,000 common shares for conversion of a $56,000 promissory note obligation representing $50,000 of accrued legal fees and $6,000 accrued interest expense. The shares were issued pursuant to securities transaction exemption Section 3(a)9 of the Securities Act.

On September 26, 2002, we issued 487,500 common shares to Stanley Merdinger for consulting services valued at $69,225. The shares were issued pursuant to securities transaction exemption Section 4(2) of the Securities Act.

On September 5, 2002, we authorized the issuance of 1,000,000 shares of our common stock in connection with the ZG Gathering pipeline transaction. The shares were issued to Aztec Energy Corporation (250,000), E.C. Partnership Ltd. (100,000), Stephen R. West (50,000)shares, William B. Kingman (50,000) shares, Shiloh Parterns (50,000) shares, and Betty Lou Sheerin (500,000). The company has taken the position that these shares issued in the ZG Gathering transaction were void and placed a stop transfer order with the stock transfer agent, Signature Stock Transfer Co., Inc. (See Legal Proceedings and Note 12 to the Financial Statements)

On December 31, 2002, we sold 400,000 common shares in a private transaction to Stanley Merdinger for $100,000.

On February 4, 2003, we sold 200,000 common shares to S. Merdinger for $50,000.

On February 24, 2003, we authorized the issuance of 163,500 common shares to S. Simon as bonus compensation for professional services valued at $15,697.

On March 31, 2003, we authorized the issuance of 600,000 common shares to S. Merdinger for consulting services valued at $93,600.

On June 30, 2003, we issued 1,300,000 common shares as full payment for an outstanding promissory note obligation to Guernsey Partners. The transaction value was $198,767, representing unpaid principal. Unpaid interest was waived. The shares were issued to nine individuals.

On September 2, 2003, we authorized the issuance of 13,200 common shares to Jim Smith valued at $6,667. This represents his September salary.

On September 10, 2003, we issued 600,000 common shares to 34479 Yukon, Inc., for consulting services valued at $62,400.

On September 12, 2003, we issued 500,000 common shares to C. Siddons for consulting services valued at $52,000.

On September 22, 2003, we issued 300,000 common shares to Marcello Kochen for consulting services valued at 31,200.

On October 3, 2003, we issued 60,000 common shares to Barry Gross for investor public relations services valued at $38,700.

On October 29, 2003, we issued 150,000 common shares to Carl Hessel for investment banking services valued at $148,500.

On October 29, 2003, we issued 200,000 common shares to C. Siddons for consulting services valued at $198,000.

On November 1, 2003, we issued 500,000 common shares to David Zirilnikoff for consulting services valued at $198,000.

On November 1, 2003, we issued 200,000 common shares to Marcello Kochen for consulting services valued at $250,000.

On November 4, 2003, we issued 300,000 common shares to C. Siddons for consulting services valued at $375,000.

On November 14, 2003, we issued 150,000 common shares to Carl Hessel for investment banking services valued at $187,500.

On November 14, 2003, we issued 300,000 common shares to Milo Resources for consulting services valued at $375,000.

On November 24, 2003, we sold Carl Aller Etablissement, a private Danish company, 581,395 common shares for $1,000,000.

On January 8, 2004, we authorized the issuance of 300,000 common shares to Carl Hessel for services valued at $450,000.

On January 8, 2004, we authorized the issuance of 300,000 common shares to Stanley Merdinger for services valued at $450,000.

On January 8, 2004, we authorized the issuance of 400,000 common shares to Milo Resources for consulting services valued at $600,000.

On January 8, 2004, we authorized the issuance of 75,000 common shares to Jerome Tannenbaum and Elizabeth Tannenbaum in payment of a $75,000 promissory note, including $38,311 of accrued interest.

On January 23, 2004, we sold Carl Allers Etablissement 1,333,334 shares of our common stock for $2,000,000 Dollars.

On January 28, 2004, we sold the Margaux Group shares 2,389,889 for $2,038,333 Dollars.

On April 12, 2004, we issued 500,000 shares of common stock to Impact International, Inc. valued at $497,000 in a cashless exercise of their common stock warrants.

On April 15, 2004, we issued 700,000 common shares to Majestic Holdings, LLC. for consulting services valued at $728,000.

On April 15, 2004, we issued 450,000 common shares to New Age Group, LLC for consulting services valued at $468,000.

On June 30, 2004, we issued 3,322 common shares to Carl Hessel for $ 4,983. Carl Hessel is a member of our board of directors.

On  July  2,  2004,  we  issued   500,000  shares  of  common  stock  to  Impact
International, LLC. valued at $250,625 in a cashless exercise of their common stock warrants.

On August 1, 2004, we issued 1,000,000 shares of common stock to L.L. Capital Group, LLC pursuant to a Consulting Services Agreement. We also issued L.L. Capital Group 500,000common stock warrants exercisable at $1.45 per share. The warrants expire August 9, 2006. The transaction was valued at $383,750.

On September 14, 2004, the following individuals exercised common stock options:

         Michael Ward, the Company's President and Director, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

         Ahmed Karim, the Company's Vice President and Director, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

         James Smith, the Company's Chief Financial Officer, exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

         Samuel Simon exercised his common stock option to purchase 500,000 common shares for $110,000 payable on a promissory note bearing interest at the rate of 5% payable in full on, or before September 14, 2005. The shares are subject to a security agreement.

On September 14, 2004, we issued 500,000 shares of common stock to Michael Ward as a stock grant under his employment agreement. The shares were valued at $106,875.

On October 13, 2004, we sold Four Million (4,000,000) Tidelands Oil & Gas common shares to ACH Securities, S.A., a company domiciled in Geneva, Switzerland, for Two Million ($2,000,000) Dollars. On October 14, 2004, in connection with the ACH Securities transaction, we issued Margaux Investment Group, S.A. common stock warrants to purchase One Million (1,000,000) Tidelands Oil & Gas common shares for Fifty ($0.50) Cents per share.

On October 26, 2004, we issued ACH Securities, S.A. common stock warrants to purchase One Million (1,000,000) Tidelands Oil & Gas common shares for Two Dollars Fifty ($2.50) Cents per share.

On November 1, 2004, we issued James Blackwell, P.E. 574,712 Tidelands Oil & Gas common shares in a stock purchase transaction where we acquired 500 shares of Sonterra Energy Corporation. The transaction was valued at $120,689.

On October 1, 2004, we authorized the issuance to Impact International, LLC of 500,000 shares of common stock valued at $110,000 in a cashless exercise of their common stock warrants.

On November 18, 2004, we entered into Securities Purchase Agreement with Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, LP, (collectively, "the Funds") and Mercator Advisory Group, LLC. ("Mercator"). We issued the Funds 7% Convertible Debentures in the aggregate principal amount of $5,000,000. The Debentures mature May 18, 2006. We are required to pay interest monthly. The aggregate monthly interest payment is $29,166.67. The allocation of the debentures is as follows: (a) Mercator Momentum Fund, LP acquired $1,270,000 7% Convertible Debentures; (b) Mercator Momentum Fund III, LP acquired $875,000 7% Convertible Debentures; and (C)) Monarch Pointe Fund, LP acquired $2,855,000 7% Convertible Debentures.


In connection with this financing we issued 6,578,948 common stock warrants which expire November 18, 2007. We issued the warrants as follows:

o        Mercator  Momentum Fund, LP 417,763  warrants  exercisable at $0.87 and
         417,763 warrants exercisable at $0.80;
o Mercator Momentum Fund III, LP 287,829 warrants exercisable at $0.87 and 287,829 warrants exercisable at $0.80;
o        Monarch  Pointe  Fund,  LP 939,145  warrants  exercisable  at $0.87 and
         939,145 warrants exercisable at $0.80.
o Mercator Advisory Group, LLC 1,644,737 warrants exercisable at $0.87 and 1,644,737 warrants exercisable at $0.80.

We believe all of the above described common stock were issued in private transactions pursuant to Regulation D Rule 506, Regulation S, and, or Section
4(2) of the Securities Act of 1933, as amended, and are deemed restricted securities.


Item 27. Exhibits

Exhibit  Description                                                            Location of Exhibit
-------  -----------                                                            -------------------
2.0      Amendment No. 2 to the Asset Purchase and Sale  and between            Incorporated by reference
         Sonterra Energy Corporation and Oneok Propane Distribution             to Exhibit 10.1
         Company.                                                               8-K filed November 15, 2004
2.1      Amendment No. 1 to the Asset Purchase and Sale  and between            Incorporated by reference to
         Sonterra Energy Corporation and Oneok Propane Distribution             Exhibit 10.2
         Company.                                                               8-K filed November 15, 2004
2.3      Asset Purchase and Sale Agreement by and between Sonterra Energy       Incorporated by reference to
         Corporation and Oneok Propane Distribution Company.                    Exhibit 10.3
                                                                                8-K filed November 15, 2004
2.4      Purchase and Sale Agreement for Reef Ventures, L.P. by and             Incorporated by reference
         between Impact International, LLC ("Impact") and Coahuila              Exhibit 10 to 8-K filed
         Pipeline, LLC, ("Coahuila"), (jointly "Seller") and Tidelands          June 25, 2004
         Oil & Gas Corporation ("Tidelands") and Arrecefe
         Management, LLC ("Arrecefe"), (jointly "Buyer") dated
         May 25, 2004 with Exhibits.
2.5      Purchase and Sale Agreement for Reef Marketing, L.L.C.                 Incorporated by reference
         and  Reef International, L.L.C. by and between Tidelands               Exhibit 10.1 to 8-K filed
         Oil & Gas Corporation and Impact International, L.L.C.                 May 8, 2003
         and Coahuila Pipeline, L.L.C. dated April 16, 2003.
2.6      Agreement of Limited Partnership of Reef Ventures, L.P.                "
2.7      Stock Purchase Warrant Impact                                          "
2.8      Registration Rights Agreement Impact                                   "
3.0      Restated Articles of Incorporation of Tidelands Oil                    Included with this filing
         & Gas Corporation., a Nevada corporation.
3.1      Restated Bylaws of Tidelands Oil & Gas Corporation.                    Included with this filing
4.0      7% Convertible Debenture Mercator Momentum Fund, LP                    Incorporated by reference to
                                                                                Exhibit 10.2 to 8-K filed on
                                                                                December 3, 2004
4.1      7% Convertible Debenture Mercator Momentum Fund III, LP                Incorporated by reference to
                                                                                Exhibit 10.3 to 8-K filed on
                                                                                December 3, 2004




4.2      7% Convertible Debenture Monarch Pointe Fund, LP                       Incorporated by reference to
                                                                                Exhibit 10.4 to 8-K filed on
                                                                                December 3, 2004
5        Opinion of Wilson Law Offices                                          Included with this filing
10.0     Employment Agreement with Michael Ward                                 Included with this filing
10.1     Employment Agreement with James B. Smith                               Included with this filing
10.2     Employment Agreement with Robert Dowies                                Included with this filing
10.3     2003 Non-Qualified Stock Grant and Option Plan                         Incorporated by reference to
                                                                                Form S-8 filed on June 11, 2003
10.4     Securities Purchase Agreement                                          Incorporated by reference to
10.5     Warrant Margaux                                                        Included in this filing
10.6     Warrant Margaux                                                        Included in this filing
10.7     Amended Stock Purchase Warrant Impact International                    Incorporated by reference
                                                                                Exhibit 10 to 8-K filed
                                                                                June 25, 2004
10.8     Registration Rights Agreement with Mercator Group                      Incorporated by reference to
                                                                                Exhibit 10.5 to 8-K filed on
                                                                                December 3, 2004
10.9     Warrant to Purchase Common Stock Mercator Momentum                     Incorporated by reference to
         Fund, LP. $0.87                                                        Exhibit 10.6 to 8-K filed on
                                                                                December 3, 2004
10.10    Warrant to Purchase Common Stock Mercator Momentum                     Incorporated by reference to
          Fund, LP $0.80                                                        Exhibit 10.7 to 8-K filed on
                                                                                December 3, 2004
10.11    Warrant to Purchase Common Stock Mercator Momentum                     Incorporated by reference to
         Fund, III, LP $0.87                                                    Exhibit 10.8 to 8-K filed on
                                                                                December 3, 2004
10.12    Warrant to Purchase Common Stock Mercator Momentum                     Incorporated by reference to
         Fund III, LP $0.80                                                     Exhibit 10.9 to 8-K filed on
                                                                                December 3, 2004
10.13    Warrant to Purchase Common Stock Monarch Pointe                        Incorporated by reference to
         Fund, LP $0.87                                                         Exhibit 10.10 to 8-K filed on
                                                                                December 3, 2004
10.14    Warrant to Purchase Common Stock Monarch Pointe                        Incorporated by reference to
         Fund, LP $0.80                                                         Exhibit 10.11 to 8-K filed on
                                                                                December 3, 2004
10.15    Warrant to Purchase Common Stock Mercator Advisory                     Incorporated by reference to
         Group, LLC. $0.87                                                      Exhibit 10.12 to 8-K filed on
                                                                                December 3, 2004
10.16    Warrant to Purchase Common Stock Mercator Advisory                     Incorporated by reference to
         Group, LLC $0.80                                                       Exhibit 10.13 to 8-K filed on
                                                                                December 3, 2004
10.17    SBC Center Terrace Suite License Agreement                             Included with this filing



21       List of Subsidiaries                                                   Included with this filing
23.1     Consent of Wilson Law Offices                                          Included in Exhibit 23.1
23.2     Consent of Independent Auditor                                         Included with this filing

Item 28.  Undertakings

         The undersigned registrant hereby undertakes to:

         (1) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

         (i)      Include any  prospectus  required  by section  10(a)(3) of the
                  Act;
         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
         (iii) Include any additional or changed material information on the plan of distribution.

         For determining liability under the Securities, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that it will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of San Antonio, Texas on April 15, 2005.


Tidelands Oil & Gas Corporation



By: /s/ Michael Ward
   -----------------------
   Michael Ward, President



         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


Signature                           Title                         Date


 /s/ Michael Ward                  CEO, Director                  April 15, 2005
-----------------------
Michael Ward


 /s/ Carl Hessel                   Director                       April 15, 2005
-----------------------
Carl Hessel


 /s/ Ahmed Karim                   V.P./Director                  April 15, 2005
-----------------------
Ahmed Karim